The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-160646
333-160646-01

SUBJECT TO COMPLETION, DATED SEPTEMBER 21, 2009

PROSPECTUS SUPPLEMENT
(To Prospectus Dated July 17, 2009)

30,000,000 Shares
AMR Corporation
Common Stock
$      per share

We are selling 30,000,000 shares of our common stock by this prospectus supplement and the accompanying prospectus.

We have granted the underwriters the option to purchase up to 4,500,000 additional shares of common stock to cover over-allotments.

Our common stock is listed on the New York Stock Exchange under the symbol “AMR.” The last reported sale price of our common stock on the New York Stock Exchange on September 18, 2009 was $8.65 per share.

Concurrently with this offering, we are offering $250,000,000 aggregate principal amount of our     % Convertible Senior Notes due 2014 (or $287,500,000 aggregate principal amount, if the underwriters in that offering exercise their option to purchase additional convertible notes in full) in an underwritten offering pursuant to a separate prospectus supplement. The consummation of this offering is not contingent upon the consummation of the convertible notes offering and vice versa.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per share	Total

Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds to AMR Corporation (before expenses)	$	$

The underwriters expect to deliver the shares to purchasers on or about          , 2009 through the book-entry facilities of The Depository Trust Company.

Citi	Morgan Stanley	UBS Investment Bank

          , 2009.

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus, any related free writing prospectus issued by us (which we refer to as a “company free writing prospectus”) and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus or to which we have referred you. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement, the accompanying prospectus and any related company free writing prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus supplement, the accompanying prospectus and any related company free writing prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus and any related company free writing prospectus or any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document. Neither the delivery of this prospectus supplement, the accompanying prospectus and any related company free writing prospectus nor any distribution of securities pursuant to this prospectus supplement and the accompanying prospectus shall, under any circumstances, create any implication that there has been no change in our business, financial condition, results of operations or prospects since the date of this prospectus supplement.

Prospectus

About this Prospectus	1
Where You Can Find More Information	2
Special Note Regarding Forward-Looking Statements	3
The Company	5
Ratios of Earnings to Fixed Charges	5
Use of Proceeds	6
Dividend Policy	7
Description of Debt Securities	7
Description of Capital Stock of AMR Corporation	18
Description of Depositary Shares	20
Description of Warrants	22
Description of Stock Purchase Contracts and Stock Purchase Units	25
Plan of Distribution	26
Validity of Securities	29
Experts	29

S-i

PRESENTATION OF INFORMATION

These offering materials consist of two documents: (a) this prospectus supplement, which describes the terms of this common stock offering, and (b) the accompanying prospectus, which provides general information about us and our securities, some of which does not apply to the common stock that we are currently offering. The information in this prospectus supplement replaces any inconsistent information included in the accompanying prospectus. To the extent the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference in this prospectus supplement. See “About this Prospectus” in the accompanying prospectus.

References in this prospectus supplement to “AMR,” the “Company,” “we,” “us” and “our” refer to AMR Corporation together with its subsidiaries, unless otherwise specified or the context otherwise requires.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, any related company free writing prospectus and the documents incorporated by reference herein and therein contain various “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which represent our expectations or beliefs concerning future events. When used in this prospectus supplement, the accompanying prospectus, any related company free writing prospectus and in documents incorporated herein and therein by reference, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Similarly, statements that describe our objectives, plans or goals are forward-looking statements.

Forward-looking statements include, without limitation, our expectations concerning operations and financial conditions, including changes in capacity, revenues, and costs; future financing plans and needs; the amounts of our unencumbered assets and other sources of liquidity; fleet plans; overall economic and industry conditions; plans and objectives for future operations; regulatory approvals and actions, including our application for antitrust immunity with other oneworld® alliance members; and the impact on us of our results of operations in recent years and the sufficiency of our financial resources to absorb that impact. Other forward-looking statements include statements which do not relate solely to historical facts, such as, without limitation, statements which discuss the possible future effects of current known trends or uncertainties, or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured.

All forward-looking statements in this prospectus supplement, the accompanying prospectus, any related company free writing prospectus and the documents incorporated by reference herein and therein are based upon information available to us on the date of this prospectus supplement or such document. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise. Guidance given in this prospectus supplement, the accompanying prospectus, any related company free writing prospectus and the documents incorporated by reference herein and therein regarding capacity, fuel consumption, fuel prices, fuel hedging and unit costs, and statements regarding expectations of regulatory approval of our application for antitrust immunity with other oneworld members, are forward-looking statements.

Forward-looking statements are subject to a number of factors that could cause our actual results to differ materially from our expectations. The following factors, in addition to those discussed under the caption “Risk Factors” in this prospectus supplement and other possible factors not listed, could cause our actual results to differ materially from those expressed in forward-looking statements: our materially weakened financial condition, resulting from our significant losses in recent years; weaker demand for air travel and lower investment asset returns resulting from the severe global economic downturn; our need to raise substantial additional funds and our ability to do so on acceptable terms; our ability to generate additional revenues and reduce our costs; continued high and volatile fuel prices and further increases in the price of fuel, and the availability of fuel; our substantial indebtedness and other obligations; our ability to satisfy existing financial

S-ii

or other covenants in certain of our credit agreements; changes in economic and other conditions beyond our control, and the volatile results of our operations; the fiercely and increasingly competitive business environment we face; potential industry consolidation and alliance changes; competition with reorganized carriers; low fare levels by historical standards and our reduced pricing power; changes in our corporate or business strategy; government regulation of our business; conflicts overseas or terrorist attacks; uncertainties with respect to our international operations; outbreaks of a disease (such as SARS, avian flu or the H1N1 virus) that affects travel behavior; labor costs that are higher than those of our competitors; uncertainties with respect to our relationships with unionized and other employee work groups; increased insurance costs and potential reductions of available insurance coverage; our ability to retain key management personnel; potential failures or disruptions of our computer, communications or other technology systems; losses and adverse publicity resulting from any accident involving our aircraft; changes in the price of our common stock; and our ability to reach acceptable agreements with third parties.

Additional information concerning these and other factors is contained in our filings and the filings of American Airlines, Inc. (“American”) with the Securities and Exchange Commission (the “SEC”), including but not limited to our and American’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009 and our and American’s Annual Reports on Form 10-K for the year ended December 31, 2008 (and, in the case of AMR, as updated by AMR’s Current Report on Form 8-K filed on April 21, 2009).

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read this entire prospectus supplement, the accompanying prospectus and any related company free writing prospectus carefully, including the section entitled “Risk Factors” in this prospectus supplement, as well as the materials filed with the SEC that are considered to be a part of this prospectus supplement, the accompanying prospectus and any related company free writing prospectus before making an investment decision. See “Where You Can Find More Information” in this prospectus supplement.

The Company

AMR’s operations fall almost entirely in the airline industry. As of June 30, 2009, AMR’s principal subsidiary, American, provided scheduled jet service to approximately 160 destinations throughout North America, the Caribbean, Latin America, Europe and Asia.

As of June 30, 2009, American, AMR Eagle Holding Corporation (“AMR Eagle”) and the AmericanConnection® airlines serve nearly 260 cities in 50 countries with, on average, more than 3,500 daily flights. The combined network fleet numbers approximately 900 aircraft. American is also one of the largest scheduled air freight carriers in the world, providing a wide range of freight and mail services to shippers throughout its system onboard American’s passenger fleet.

American is a founding member of the oneworld alliance, which enables member airlines to offer their customers more services and benefits than any member airline can provide individually. These services include a broader route network, opportunities to earn and redeem frequent flyer miles across the combined oneworld network and more airport lounges. Together, oneworld members serve nearly 700 destinations in almost 150 countries, with more than 8,000 daily departures. The oneworld alliance includes American, British Airways, Cathay Pacific, Finnair, Lan Airlines, Iberia, Qantas, Japan Airlines, Malév Hungarian, Dragonair and Royal Jordanian. Mexicana Airlines has accepted an invitation to join oneworld and formal entry into the alliance is anticipated in late 2009.

AMR Eagle, a wholly-owned subsidiary of AMR, owns two regional airlines which do business as “American Eagle” — American Eagle Airlines, Inc. and Executive Airlines, Inc. (collectively, the “American Eagle® carriers”). American also contracts with an independently owned regional airline, which does business as “AmericanConnection” (the “AmericanConnection® carrier”). The American Eagle® carriers and the AmericanConnection® carrier provide connecting service from ten of American’s high-traffic cities to smaller markets throughout the United States, Canada, Mexico and the Caribbean.

The address for AMR’s and American’s principal executive offices is 4333 Amon Carter Boulevard, Fort Worth, Texas 76155 (Telephone: 817-963-1234).

Recent Developments

Forward Sale of AAdvantage Miles to Citibank

On September 16, 2009, American entered into an arrangement under which Citibank (South Dakota), N.A. (“Citibank”), paid to American $1.0 billion in order to pre-purchase AAdvantage® Milestm (the “Advance Purchase Miles”) under American’s AAdvantage frequent flier loyalty program (the “Advance Purchase”).

To effect the Advance Purchase, American and Citibank entered into an Amended and Restated AAdvantage Participation Agreement (as so amended and restated, the “Amended Participation Agreement”). Under the Amended Participation Agreement, American agreed that it would apply in equal monthly installments, over a five-year period beginning on January 1, 2012, the Advance Purchase Miles to Citibank cardholders’ AAdvantage accounts. As part of the arrangement, the term of the Amended Participation Agreement was extended beyond such five-year period.

Pursuant to the Advance Purchase, Citibank was granted a first-priority lien in certain of American’s AAdvantage program assets, and a lien in certain of American’s Heathrow routes, slots and gates that would be subordinated to any subsequent first lien. American also agreed to grant a future lien (with similar subordination features) in certain of American’s Narita routes, slots and gates that would take effect at such time as an existing lien is released. Commencing on December 31, 2011, American has the right to repurchase, without premium or penalty, any or all of the Advance Purchase Miles that have not then been posted to Citibank cardholders’ accounts. American is also obligated, in certain circumstances (including certain specified termination events under the Amended Participation Agreement, certain cross defaults and cross acceleration events, and if any Advance Purchase Miles remain at the end of the term) to repurchase for cash all of the Advance Purchase Miles that have not then been used by Citibank.

The Amended Participation Agreement includes provisions that grant Citibank the right to use Advance Purchase Miles on an accelerated basis under specified circumstances. American also has the right under certain circumstances to release, or substitute other collateral for, the Heathrow and Narita route related collateral. In connection with the Advance Purchase, certain of Citibank’s existing commitments to American under the Amended Participation Agreement were revised.

We expect that approximately $890 million of the Advance Purchase proceeds will be accounted for as a loan from Citibank under Accounting Standards Codification Topic 470, with the remaining $110 million related to certain other commitments with respect to the co-branding relationship and recorded as Deferred Revenue in Other Liabilities. The loan was determined using an effective interest rate of 8.3% and will be amortized under the interest method with imputed interest included in interest expense. The Deferred Revenue will be amortized straight line over the life of the agreement.

GECAS Debt and Lease Financings

On September 16, 2009, American entered into two financing transactions with GE Capital Aviation Services LLC and certain of its affiliates (“GECAS”). The financing transactions consist of:

•	a recourse loan facility (the “2009 Loan Facility”) in the amount of $281.5 million to be secured by 13 owned Boeing aircraft; and

•	a sale leaseback agreement (the “2009 Sale-Leaseback”) providing for an aggregate commitment of $1.6 billion to finance Boeing 737-800 aircraft to be delivered to American in 2010 and 2011.

The 2009 Loan Facility will bear interest at LIBOR plus a specified margin and will mature on September 16, 2017. American has received $225.4 million in cash under the 2009 Loan Facility which is currently secured by 10 owned aircraft. American expects to receive an additional $56.1 million under the 2009 Loan Facility in October 2009 when it pledges three more owned aircraft as security under such facility.

The terms of the 2009 Sale-Leaseback are based on previous transactions with GECAS. The 2009 Sale-Leaseback is subject to certain terms and conditions, including a condition to the effect that, at the time of entering into the sale and leaseback of a particular Boeing 737-800 aircraft, American has at least a certain amount of unrestricted cash and short term investments.

As of September 17, 2009, American’s remaining 2009-2011 Boeing 737-800 purchase commitments are 15 in the remainder of 2009, 45 in 2010 and eight in 2011. We currently expect to finance substantially all of these remaining 2009-2011 Boeing 737-800 deliveries using a combination of the 2009 Sale-Leaseback, funds from the sale of 10.375% pass through certificates completed by American in July 2009 and other previously arranged financing. As a result of the 2009 Sale-Leaseback, we do not expect to use our previously arranged backstop financing to finance any of our Boeing 737-800 aircraft deliveries scheduled for 2010 and 2011; however, such backstop financing arrangement remains in place.

As a condition to entering into the 2009 Loan Facility and the 2009 Sale-Leaseback, American entered into certain cross-default and cross-collateralization arrangements for the benefit of GECAS involving, among other things, the 2009 Loan Facility, the 2009 Sale-Leaseback and certain previously-existing debt and lease financings involving GECAS with respect to more than 50 aircraft.

Liquidity Update

We have significant debt, lease and other obligations in the next several years, including significant pension funding obligations. Accordingly, we will need continued access to financing. In light of the Advance Purchase and 2009 Loan Facility, our possible remaining financing sources primarily include: (i) a limited amount of additional secured aircraft debt or sale leaseback transactions involving owned aircraft; (ii) debt secured by other assets; (iii) securitization of future operating receipts; (iv) the sale or monetization of certain assets; (v) unsecured debt; and (vi) issuance of equity or equity-like securities. Besides unencumbered aircraft, our most likely sources of liquidity include the financing of takeoff and landing slots, spare parts, and the sale or financing of certain of AMR’s business units and subsidiaries, such as AMR Eagle. Our ability to obtain future financing is limited by the value of our unencumbered assets. A very large majority of our aircraft assets (including most of the aircraft eligible for the benefits of Section 1110 of the U.S. Bankruptcy Code) are encumbered, and the market value of these aircraft assets has declined in recent years, and may continue to decline. We believe that, as of the date of this prospectus supplement, we have approximately $2 billion of assets that could be used as possible financing sources. However, many of these assets may be difficult to finance, and the availability and level of the financing sources described above cannot be assured.

We expect to end the third quarter of 2009 with cash and short-term investments totaling at least $3.7 billion (not giving effect to any proceeds from this offering or the concurrent offering of convertible notes), including approximately $460 million in restricted cash and short-term investments. This expected cash and short-term investments balance includes a total of approximately $1.2 billion in cash that American received on September 16, 2009 from Citibank in the Advance Purchase and from GECAS under the 2009 Loan Facility. For the third quarter, we expect scheduled principal payments on long-term debt to total approximately $230 million and expect to make approximately $260 million in pre-delivery payments and non-aircraft capital expenditures. We expect to end the third quarter with approximately $60 million in collateral posted with counterparties related to fuel hedges. Furthermore, the amount of our credit card reserve balance was $208 million as of September 18, 2009 and is expected to be approximately $280 million as of September 30, 2009. We expect that the balance of this reserve will be returned to us in the third or fourth quarter of 2009. In addition, based on our current forecast, we currently expect that after such balance is returned to us we will not be required to maintain any reserve under the applicable credit card processing agreement for the near term.

Selection of GE Engines

American has selected GE Aviation as the exclusive provider of engines for its expected order of Boeing 787-9 aircraft. American previously announced plans (subject to certain reconfirmation rights) to acquire 42 Boeing 787-9 aircraft, with the right to acquire an additional 58 Boeing 787-9 aircraft.

Bombardier Letter of Intent

AMR Eagle signed a letter of intent with Bombardier, Inc. to exercise options for the purchase of 22 additional CRJ-700 aircraft for delivery beginning in the middle of 2010. Subject to reaching agreement on acceptable terms with Bombardier, Inc. and certain third party lenders, we expect the purchase of the CRJ-700 aircraft to be fully financed. We expect that these financing arrangements will involve the pledge of 10 owned CRJ-700 aircraft.

Discussions with Japan Airlines

We are in discussions with The Japan Airlines Group (“JAL”), a member of the oneworld alliance, about ways to broaden and deepen our relationship. We are discussing various options, including a joint business relationship with JAL and possible capital or financing arrangements. We cannot give any prediction as to the timing or outcome of these discussions.

The Offering

Common stock offered	30,000,000 shares

Common stock estimated to be outstanding immediately after this offering(1)	310,163,083 shares

Over-allotment option	4,500,000 shares

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $ (approximately $ if the underwriters exercise their overallotment option in full), after deducting the underwriters’ discount (without regard to the other expenses of the offering payable by us). We intend to use the net proceeds from this offering, as well as the proceeds from the concurrent convertible notes offering, for general corporate purposes. See “Use of Proceeds” and “Capitalization.”

Dividends	We have paid no cash dividends on our common stock and have no intention of doing so. See “Dividend Policy.”

Risk factors	You should carefully consider the information set forth in this prospectus supplement entitled “Risk Factors” as well as other information included in or incorporated by reference in this prospectus supplement, the accompanying prospectus, any company free writing prospectus and the documents incorporated by reference before deciding whether to invest in shares of our common stock.

New York Stock Exchange symbol	AMR

Transfer Agent and Registrar	American Stock Transfer & Trust Company

(1)	Except as otherwise noted, all information in this prospectus supplement assumes no exercise of the underwriters’ over-allotment option. The number of shares of common stock to be outstanding after the offering is based on 280,163,083 shares of common stock outstanding as of September 17, 2009, and excludes 45,468,789 shares of common stock issuable under equity compensation plans, 4,500,000 shares of common stock issuable if the underwriters exercise in full their option to purchase additional shares of our common stock to cover over-allotments and shares of common stock initially issuable upon conversion of convertible notes offered in the concurrent offering of convertible notes (or shares if the underwriters in that offering exercise their option to purchase additional convertible notes in full).

Concurrent Offering

Concurrently with this offering, we are offering $250.0 million aggregate principal amount of our          % Convertible Senior Notes due 2014 (or a total of $287.5 million aggregate principal amount if the underwriters in that offering exercise their option to purchase additional convertible notes in full) in an underwritten public offering pursuant to a separate prospectus supplement. The consummation of this offering is not contingent upon the consummation of the concurrent convertible notes offering, and the consummation of the concurrent convertible notes offering is not contingent upon the consummation of this offering. We cannot assure you that we will consummate the concurrent convertible notes offering.

Summary Historical Consolidated Financial and Operating Data

The following table presents summary historical consolidated financial data and certain operating data of AMR. We derived the annual historical financial data from AMR’s audited consolidated financial statements and notes thereto. These audited consolidated financial statements are incorporated by reference in this prospectus supplement and should be read in conjunction therewith. We derived the consolidated financial data for the interim periods ended June 30, 2009 and 2008 from AMR’s unaudited condensed consolidated financial statements. These unaudited condensed consolidated financial statements are also incorporated by reference in this prospectus supplement and should be read in conjunction therewith. The data for such interim periods may not be indicative of results for the year as a whole. See “Where You Can Find More Information” in this prospectus supplement.

	Six Months Ended
	June 30,		Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004

Statement of Operations Data (in millions):
Revenues:
Passenger(1)	7,357	9,114	18,234	17,651	17,291	16,614	15,021
Regional Affiliates(2)	970	1,264	2,486	2,470	2,502	2,148	1,876
Cargo	278	448	874	825	827	784	738
Other(1)	1,123	1,050	2,172	1,989	1,943	1,166	1,010
Operating expense(3)	10,148	13,353	25,655	21,970	21,503	20,801	18,779
Operating income (loss)(3)	(420)	(1,477)	(1,889)	965	1,060	(89)	(134)
Other income (expense), net	(345)	(325)	(229)	(509)	(871)	(804)	(647)
Earnings (loss) before income taxes	(765)	(1,802)	(2,118)	456	189	(893)	(781)
Net earnings (loss)(3)	(765)	(1,802)	(2,118)	456	189	(893)	(781)
Other Data
Ratio of earnings to fixed charges(4)	—	—	—	1.23	1.08	—	—
Operating Statistics
Scheduled Service
Available seat miles (millions)(5)	76,348	82,770	163,532	169,906	174,021	176,112	174,015
Revenue passenger miles (millions)(6)	60,158	66,887	131,757	138,453	139,454	138,374	130,164
Passenger load factor (%)(7)	78.8%	80.8%	80.6%	81.5%	80.1%	78.6%	74.8%
Passenger revenue yield per passenger mile (cents)(8)	12.23	13.63	13.84	12.75	12.40	11.6	11.19
Passenger revenue per available seat mile (cents)(9)	9.64	11.01	11.15	10.39	9.94	9.12	8.37
Operating expenses per available seat mile (cents)(9)	11.79	14.23	13.87	11.38	10.90	10.50	9.73
Cargo ton miles (millions)(10)	770	1038	2,005	2,122	2,224	2,209	2,203
Cargo revenue yield per ton mile (cents)	36.12	43.17	43.59	38.86	37.18	35.49	33.51

	At June	At December
	30, 2009	31, 2008

Balance Sheet Data (in millions):
Cash and short-term investments	2,808	3,107
Restricted cash and short-term investments	460	459
Total assets	24,138	25,175
Current liabilities	8,270	9,370
Long-term debt, less current maturities	8,292	8,423
Obligations under capital leases, less current obligations	572	582
Stockholder’s equity (deficit)	(3,000)	(2,935)

(1)	Beginning in the first quarter of 2008, American reclassified revenues associated with the marketing component of AAdvantage program mileage sales from Passenger revenue to Other revenue. As a result of this change, approximately $584 million, $571 million, $557 million and $451 million of revenue was reclassified from Passenger revenue to Other revenue for the years ended December 31, 2007, 2006, 2005 and 2004, respectively, to conform to the current presentation.

(2)	The Company’s regional affiliates include two wholly owned subsidiaries, American Eagle Airlines, Inc. and Executive Airlines, Inc., and an independent carrier with which American has a capacity purchase agreement, Chautauqua Airlines, Inc.

(3)	Operating expenses, operating income (loss), earnings (loss) before income taxes, and net earnings (loss) for the year ended December 31, 2008 includes an impairment charge of $1.1 billion to write certain aircraft and certain related long-lived assets down to their estimated fair values. These charges were related to AMR’s 2008 capacity reductions undertaken due to unprecedentedly high fuel prices.

(4)	As of June 30, 2009, AMR had issued guarantees covering approximately $1.2 billion of American’s tax-exempt bond debt and American had issued guarantees covering approximately $425 million of AMR’s unsecured debt. In addition, as of June 30, 2009, AMR and American had issued guarantees covering approximately $284 million of AMR Eagle’s secured debt and AMR has issued guarantees covering an additional $2.0 billion of AMR Eagle’s secured debt. The impact of these unconditional guarantees is not included in the above computation. Earnings were inadequate to cover fixed charges by $2,151 million, $958 million, $861 million, $785 million and $1,815 million for the years ended December 31, 2008, December 31, 2005, December 31, 2004, the six months ended June 30, 2009 and the six months ended June 30, 2008, respectively.

(5)	“Available seat miles” represents the number of seats available for passengers multiplied by the number of scheduled miles the seats are flown.

(6)	“Revenue passenger miles” represents the number of miles flown by revenue passengers in scheduled service.

(7)	“Passenger load factor” is calculated by dividing revenue passenger miles by available seat miles, and represents the percentage of aircraft seating capacity utilized.

(8)	“Passenger revenue yield per passenger mile” represents the average revenue received from each mile a passenger is flown in scheduled service.

(9)	Calculated using mainline jet operations available seat miles. Operating expenses for the six months ended June 30, 2009 and 2008 exclude $1.2 billion and $1.6 billion, respectively, of expenses incurred related to Regional Affiliates. Operating expenses for the years ended December 31, 2008, 2007, 2006, 2005 and 2004 exclude $3.1 billion, $2.8 billion, $2.7 billion, $2.5 billion and $2.1 billion, respectively, of expenses incurred related to Regional Affiliates.

(10)	“Cargo ton miles” represents the tonnage of freight and mail carried multiplied by the number of miles flown.

RISK FACTORS

In considering whether to purchase the shares of our common stock, you should carefully consider all of the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related company free writing prospectus, including but not limited to, our and American’s Annual Reports on Form 10-K for the year ended December 31, 2008 (and, in the case of AMR, as updated by AMR’s Current Report on Form 8-K filed on April 21, 2009), our and American’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2009, and other information which may be incorporated by reference in this prospectus supplement and the accompanying prospectus after the date hereof. In addition, you should carefully consider the risk factors described below, along with any risk factors that may be included in our future reports to the SEC.

Risk Factors Relating to AMR and American

Our ability to become profitable and our ability to continue to fund our obligations on an ongoing basis will depend on a number of risk factors, many of which are largely beyond our control. Some of the factors that may have a negative impact on us are described below:

As a result of significant losses in recent years, our financial condition has been materially weakened.

We incurred significant losses in 2001-2005, which materially weakened our financial condition. We lost $893 million in 2005, $781 million in 2004, $1.2 billion in 2003, $3.5 billion in 2002 and $1.8 billion in 2001. Although we earned a profit of $456 million in 2007 and $189 million in 2006, we lost $2.1 billion in 2008 (which included a $1.1 billion impairment charge), and $765 million in the six months ended June 30, 2009. Because of our weakened financial condition, we are vulnerable both to the impact of unexpected events (such as terrorist attacks or spikes in jet fuel prices) and to deterioration of the operating environment (such as a deepening of the current global recession or significant increased competition).

The severe global economic downturn has resulted in weaker demand for air travel and lower investment asset returns, which may have a significant negative impact on us.

We are experiencing significantly weaker demand for air travel driven by the severe downturn in the global economy. Many of the countries we serve are experiencing economic slowdowns or recessions. We began to experience weakening demand late in 2008, and this weakness has continued in 2009. We reduced capacity in 2008, and in 2009 we have announced additional reductions to our capacity plan for this year. If the global economic downturn persists or worsens, demand for air travel may continue to weaken. No assurance can be given that capacity reductions or other steps we may take will be adequate to offset the effects of reduced demand.

The economic downturn has resulted in broadly lower investment asset returns and values, and our pension assets suffered a material decrease in value in 2008 related to broader stock market declines, which will result in higher pension expense in 2009 and future years and higher required contributions in future years. In addition, under these unfavorable economic conditions, the amount of the cash reserves we are required to maintain under our credit card processing agreements may increase substantially. These issues individually or collectively may have a material adverse impact on our liquidity. Also, disruptions in the capital markets and other sources of funding may make it impossible for us to obtain necessary additional funding or make the cost of that funding prohibitive.

We face numerous challenges as we seek to maintain sufficient liquidity, and we will need to raise substantial additional funds. We may not be able to raise those funds, or to do so on acceptable terms.

We have significant debt, lease and other obligations in the next several years, including significant pension funding obligations. As of June 30, 2009, we were contractually committed to make approximately $2.2 billion of principal payments on long-term debt and payments on capital leases during the second half of 2009 and during 2010, and during that period we expect to make substantial capital expenditures. In addition, in 2010, we expect to be required to contribute several hundred million dollars to our defined benefit pension plans. Moreover, the global economic downturn, potential increases in the amount of required reserves under credit card processing agreements, and the obligation to post cash collateral on fuel hedging contracts have negatively impacted, and may in the future negatively impact, our liquidity. To meet our commitments and to maintain sufficient liquidity as we continue to implement our restructuring and cost reduction initiatives, we will need continued access to substantial additional funding. Moreover, while we have arranged financings that, subject to certain terms and conditions (including, in the case of financing arrangements covering a significant number of aircraft, a condition that, at the time of borrowing, we have a certain amount of unrestricted cash and short term investments), cover all of our aircraft delivery commitments through 2011, we will continue to need to raise substantial additional funds to meet our commitments to purchase aircraft and execute our fleet replacement plan.

Our ability to obtain future financing is limited by the value of our unencumbered assets. A very large majority of our aircraft assets (including most of our aircraft eligible for the benefits of Section 1110) are encumbered. Also, the market value of our aircraft assets has declined in recent years, and may continue to decline.

Since the terrorist attacks of September 2001 (the “Terrorist Attacks”), our credit ratings have been lowered to significantly below investment grade. These reductions have increased our borrowing costs and otherwise adversely affected borrowing terms, and limited borrowing options. Additional reductions in our credit ratings might have other effects on us, such as further increasing borrowing or other costs or further restricting our ability to raise funds.

A number of other factors, including our financial results in recent years, our substantial indebtedness, the difficult revenue environment we face, our reduced credit ratings, recent historically high fuel prices, and the financial difficulties experienced in the airline industry, adversely affect the availability and terms of funding for us. In addition, the global economic downturn and recent severe disruptions in the capital markets and other sources of funding have resulted in greater volatility, less liquidity, widening of credit spreads, and substantially more limited availability of funding. As a result of these and other factors, although we believe we can access sufficient liquidity to fund our operations and obligations for the near term, there can be no assurance that we will be able to do so. An inability to obtain necessary additional funding on acceptable terms would have a material adverse impact on us and on our ability to sustain our operations.

The amount of the reserves we are required to maintain under our credit card processing agreements could increase substantially, which would materially adversely impact our liquidity.

American has agreements with a number of credit card companies and processors to accept credit cards for the sale of air travel and other services. Under certain of American’s current credit card processing agreements, the related credit card company or processor may hold back, under certain circumstances, a reserve from American’s credit card receivables.

Under one such agreement, the amount of the reserve that may be required generally is based on the amount of unrestricted cash (not including undrawn credit facilities) held by the Company and the processor’s exposure to the Company under the agreement. The amount of such reserve was $208 million as of September 18, 2009 and is expected to be approximately $280 million as of September 30, 2009. We expect the balance of this reserve to be returned to us in the third or fourth quarter of 2009, and thereafter, based on our current forecast, we do not currently expect to be required to maintain any reserve under such agreement for the near term. However, the factors underlying our forecast are volatile and uncertain. If circumstances were to occur that would allow the credit card processor to require us to maintain a reserve, our liquidity could be negatively impacted.

Our initiatives to generate additional revenues and to reduce our costs may not be adequate or successful.

As we seek to improve our financial condition, we must continue to take steps to generate additional revenues and to reduce our costs. Although we have a number of initiatives underway to address our cost and revenue challenges, some of these initiatives involve changes to our business which we may be unable to implement. In addition, we expect that, as time goes on, it will be progressively more difficult to identify and implement significant revenue enhancement and cost savings initiatives. The adequacy and ultimate success of our initiatives to generate additional revenues and reduce our costs are not known at this time and cannot be assured. Moreover, whether our initiatives will be adequate or successful depends in large measure on factors beyond our control, notably the overall industry environment, including passenger demand, yield and industry capacity growth, and fuel prices. It will be very difficult for us to continue to fund our obligations on an ongoing basis, and to return to profitability, if the overall industry revenue environment does not improve substantially or if fuel prices were to increase and persist for an extended period at high levels.

We may be adversely affected by increases in fuel prices, and we would be adversely affected by disruptions in the supply of fuel.

Our results are very significantly affected by the volatile price and the availability of jet fuel, which are in turn affected by a number of factors beyond our control. Fuel prices have only recently declined from historic high levels.

Due to the competitive nature of the airline industry, we may not be able to pass on increased fuel prices to customers by increasing fares. Although we had some success in raising fares and imposing fuel surcharges in reaction to recent high fuel prices, these fare increases and surcharges did not keep pace with the extraordinary increases in the price of fuel that occurred in 2007 and 2008. Furthermore, even though fuel prices have declined from their recent historic high levels, reduced demand or increased fare competition, or both, and resulting lower revenues may offset any potential benefit of these lower fuel prices.

While we do not currently anticipate a significant reduction in fuel availability, dependence on foreign imports of crude oil, limited refining capacity and the possibility of changes in government policy on jet fuel production, transportation and marketing make it impossible to predict the future availability of jet fuel. If there are additional outbreaks of hostilities or other conflicts in oil producing areas or elsewhere, or a reduction in refining capacity (due to weather events, for example), or governmental limits on the production or sale of jet fuel, there could be a reduction in the supply of jet fuel and significant increases in the cost of jet fuel. Major reductions in the availability of jet fuel or significant increases in its cost would have a material adverse impact on us.

We have a large number of older aircraft in our fleet, and these aircraft are not as fuel efficient as more recent models of aircraft. We believe it is imperative that we continue to execute our fleet renewal plans. However, there will be significant delays in the deliveries of the Boeing 787-9 aircraft we currently have on order.

While we seek to manage the risk of fuel price increases by using derivative contracts, there can be no assurance that, at any given time, we will have derivatives in place to provide any particular level of protection against increased fuel costs. In addition, a deterioration of our financial position could negatively affect our ability to enter into derivative contracts in the future. Moreover, declines in fuel prices below the levels established in derivative contracts may require us to post cash collateral to secure the loss positions on such contracts, and if such contracts close when fuel prices are below the applicable levels, we would be required to make payments to close such contracts; these payments would be treated as additional fuel expense.

Our indebtedness and other obligations are substantial and could adversely affect our business and liquidity.

We have and will continue to have significant amounts of indebtedness, obligations to make future payments on aircraft equipment and property leases, and obligations under aircraft purchase agreements, as well as a high proportion of debt to equity capital. As of June 30, 2009, we were contractually committed to make approximately $2.2 billion of principal payments on long-term debt and payments on capital leases during the second half of 2009 and during 2010. We expect to incur substantial additional debt (including secured debt) and lease obligations in the future. We also have substantial pension funding obligations. Our substantial indebtedness and other obligations have important consequences. For example, they:

•	limit our ability to obtain additional funding for working capital, capital expenditures, acquisitions and general corporate purposes, and adversely affect the terms on which such funding can be obtained;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness and other obligations, thereby reducing the funds available for other purposes;

•	make us more vulnerable to economic downturns; and

•	limit our ability to withstand competitive pressures and reduce our flexibility in responding to changing business and economic conditions.

We may be unable to comply with our financial covenants.

American has a $432 million secured bank term loan facility (the “Credit Facility”) with a final maturity on December 17, 2010. The Credit Facility contains a liquidity covenant (the “Liquidity Covenant”) and a covenant that requires AMR to maintain certain minimum ratios of cash flow to fixed charges (the “EBITDAR Covenant”). We were in compliance with the Liquidity Covenant as of June 30, 2009. In June 2009, AMR and American entered into an amendment to the Credit Facility which waived compliance with the EBITDAR Covenant for the quarter ended June 30, 2009; however, even absent this waiver we would have complied with this covenant as of June 30, 2009. In addition, the amendment provided that the minimum ratios AMR is required to satisfy are 0.95 to 1.00 for the one, two and three quarter periods ending September 30, 2009, December 31, 2009 and March 31, 2010, respectively; 1.00 to 1.00 for the four quarter period ending June 30, 2010; and 1.05 to 1.00 for the four quarter period ending September 30, 2010. Failure to comply with the Liquidity Covenant or the EBITDAR Covenant would result in a default under the Credit Facility which — if we did not repay the Credit Facility or take steps to obtain a waiver of the default (which may not be available on acceptable terms or at all) — could result in a default under a significant amount of our other debt and lease obligations, and otherwise have a material adverse impact on our liquidity and our ability to sustain our operations. There are no assurances that we will be able to continue to comply with these covenants for future periods. Given the volatility of fuel prices and revenues, recent weakness in our operating results and other factors, it is difficult to assess whether we will be able to continue to comply with the EBITDAR Covenant; in particular, it is uncertain whether we will be in compliance with the EBITDAR Covenant for the one quarter period ending September 30, 2009. Due to this uncertainty, we may choose to repay or we may seek to refinance the Credit Facility, or we may seek a waiver of compliance with the EBITDAR Covenant. We are actively considering ways to refinance the Credit Facility through debt financing. If we repay the Credit Facility using available cash on hand, our liquidity could be adversely affected.

Our business is affected by many changing economic and other conditions beyond our control, and our results of operations tend to be volatile and fluctuate due to seasonality.

Our business and our results of operations are affected by many changing economic and other conditions beyond our control, including, among others:

•	actual or potential changes in international, national, regional and local economic, business and financial conditions, including recession, inflation, higher interest rates, wars, terrorist attacks or political instability;

•	changes in consumer preferences, perceptions, spending patterns or demographic trends;

•	changes in the competitive environment due to industry consolidation and other factors;

•	actual or potential disruptions to the air traffic control systems;

•	increases in costs of safety, security and environmental measures;

•	outbreaks of diseases that affect travel behavior; and

•	weather and natural disasters.

As a result, our results of operations tend to be volatile and subject to rapid and unexpected change. In addition, due to generally greater demand for air travel during the summer, our revenues in the second and third quarters of the year tend to be stronger than revenues in the first and fourth quarters of the year.

The airline industry is fiercely competitive and may undergo further consolidation or changes in industry alliances, and we are subject to increasing competition.

Service over almost all of our routes is highly competitive and fares remain at low levels by historical standards. We face vigorous, and, in some cases, increasing, competition from major domestic airlines, national, regional, all-cargo and charter carriers, foreign air carriers, low-cost carriers and, particularly on shorter segments, ground and rail transportation. We also face increasing and significant competition from marketing/operational alliances formed by our competitors. The percentage of routes on which we compete with carriers having substantially lower operating costs than ours has grown significantly over the past decade, and we now compete with low-cost carriers on a large majority of our domestic non-stop mainline network routes.

Certain airline alliances have been granted immunity from antitrust regulations by governmental authorities for specific areas of cooperation, such as joint pricing decisions. To the extent alliances formed by our competitors can undertake activities that are not available to us, our ability to effectively compete may be hindered.

Pricing decisions are significantly affected by competition from other airlines. Fare discounting by competitors historically has had a negative effect on our financial results because we must generally match competitors’ fares, since failing to match would result in even less revenue. We have faced increased competition from carriers with simplified fare structures, which are generally preferred by travelers. Any fare reduction or fare simplification initiative may not be offset by increases in passenger traffic, reduction in cost or changes in the mix of traffic that would improve yields. Moreover, decisions by our competitors that increase or reduce overall industry capacity, or capacity dedicated to a particular domestic or foreign region, market or route, can have a material impact on related fare levels.

There have been numerous mergers and acquisitions within the airline industry and numerous changes in industry alliances. Recently, two of our largest competitors, Delta Air Lines, Inc. and Northwest Airlines Corporation, merged, and the combined entity became the largest scheduled passenger airline in the world in terms of available seat miles and revenue passenger miles. In addition, another two of our largest competitors, United Air Lines, Inc. and Continental Airlines, Inc., recently announced that they had entered into a framework agreement to cooperate extensively and under which Continental would join the global alliance of which United, Lufthansa and certain other airlines are members.

In the future, there may be additional mergers and acquisitions, and changes in airline alliances, including those that may be undertaken in response to the merger of Delta and Northwest or other developments in the airline industry. Any airline industry consolidation or changes in airline alliances, including oneworld, could substantially alter the competitive landscape and result in changes in our corporate or business strategy. We regularly assess and explore the potential for consolidation in our industry and changes in airline alliances, our strategic position and ways to enhance our competitiveness, including the possibilities for our participation in merger activity. Consolidation involving other participants in our industry could result in the formation of one or more airlines with greater financial resources, more extensive networks, and/or lower cost structures than exist currently, which could have a material adverse effect on us. For similar reasons, changes in airline alliances could also adversely affect our competitive position.

In 2008, we entered into a joint business agreement and related marketing arrangements with British Airways and Iberia, providing for commercial cooperation on flights between North America and most countries in Europe, pooling and sharing of certain revenues and costs, expanded codesharing, enhanced frequent flyer program reciprocity, and cooperation in other areas. Along with these carriers and certain other carriers, we have applied to the U.S. Department of Transportation for antitrust immunity for this planned cooperation. Implementation of this agreement and the related arrangements is subject to conditions, including various U.S. and foreign regulatory approvals, successful negotiation of certain detailed financial and commercial arrangements, and other approvals. Agencies from which such approvals must be obtained may impose requirements or limitations as a condition of granting any such approvals, such as requiring divestiture of routes, gates, slots or other assets. No assurances can be given as to any arrangements that may ultimately be implemented or any benefits that we may derive from such arrangements.

We compete with reorganized carriers, which results in competitive disadvantages for us.

We must compete with air carriers that have reorganized under the protection of Chapter 11 of the Bankruptcy Code in recent years, including United, Delta, Northwest and U.S. Airways. It is possible that other significant competitors may seek to reorganize in or out of Chapter 11.

Successful reorganizations by other carriers present us with competitors with significantly lower operating costs and stronger financial positions derived from renegotiated labor, supply, and financing contracts. These competitive pressures may limit our ability to adequately price our services, may require us to further reduce our operating costs, and could have a material adverse impact on us.

Fares are at low levels and our reduced pricing power adversely affects our ability to achieve adequate pricing, especially with respect to business travel.

Our passenger yield remains very low by historical standards. We believe that this is due in large part to a corresponding decline in our pricing power. Our reduced pricing power is the product of several factors including: greater cost sensitivity on the part of travelers (particularly business travelers); pricing transparency resulting from the use of the Internet; greater competition from low-cost carriers and from carriers that have recently reorganized under the protection of Chapter 11; other carriers being well hedged against rising fuel costs and able to better absorb high jet fuel prices; and fare simplification efforts by certain carriers. We believe that our reduced pricing power could persist indefinitely.

Our corporate or business strategy may change.

In light of the rapid changes in the airline industry, we evaluate our assets on an ongoing basis with a view to maximizing their value to us and determining which are core to our operations. We also regularly evaluate our corporate and business strategies, and they are influenced by factors beyond our control, including changes in the competitive landscape we face. Our corporate and business strategies are, therefore, subject to change.

Beginning in late 2007 and continuing into 2008, AMR conducted a strategic value review involving, among other things, AMR Eagle, American Beacon Advisors, Inc., AMR’s investment advisory subsidiary (“American Beacon Advisors”) and AAdvantage, our frequent flyer program. The purpose of the review was to determine whether there existed the potential for unlocking additional stockholder value with respect to one or more of these strategic assets through some type of separation transaction. As a result of this review, AMR announced in late 2007 that it planned to divest AMR Eagle; however, in mid-2008 AMR announced that, given the then-current industry environment, AMR had decided to place that planned divestiture on hold until industry conditions are more favorable and stable. Also pursuant to the review, AMR sold American Beacon Advisors to a third party in September 2008 (AMR maintained a minority equity stake).

In the future, AMR may consider and engage in discussions with third parties regarding the divestiture of AMR Eagle and other separation transactions, and may decide to proceed with one or more such transactions. There can be no assurance that AMR will complete any separation transactions or that any announced plans or transactions will be consummated, and no prediction can be made as to the impact of any such transactions on stockholder value or on us.

Our business is subject to extensive government regulation, which can result in increases in our costs, disruptions to our operations, limits on our operating flexibility, reductions in the demand for air travel, and competitive disadvantages.

Airlines are subject to extensive domestic and international regulatory requirements. Many of these requirements result in significant costs. For example, the FAA from time to time issues directives and other regulations relating to the maintenance and operation of aircraft. Compliance with those requirements drives significant expenditures and has in the past, and may in the future, cause disruptions to our operations. In addition, the ability of U.S. carriers to operate international routes is subject to change because the applicable arrangements between the United States and foreign governments may be amended from time to time, or because appropriate slots or facilities are not made available.

Moreover, additional laws, regulations, taxes and airport rates and charges have been enacted from time to time that have significantly increased the costs of airline operations, reduced the demand for air travel or restricted the way we can conduct our business. For example, the Aviation and Transportation Security Act, which became law in 2001, mandated the federalization of certain airport security procedures and resulted in the imposition of additional security requirements on airlines. In addition, many aspects of our operations are subject to increasingly stringent environmental regulations, and concerns about climate change, in particular, may result in the imposition of additional regulation. For example, the U.S. Congress is considering climate change legislation, and the European Union (the “EU”) has approved a proposal that will put a cap on carbon dioxide emissions for all flights into and out of the EU effective in 2012. Laws or regulations similar to those described above or other U.S. or foreign governmental actions in the future may adversely affect our business and financial results.

The results of our operations, demand for air travel, and the manner in which we conduct our business each may be affected by changes in law and future actions taken by governmental agencies, including:

•	changes in law which affect the services that can be offered by airlines in particular markets and at particular airports;

•	the granting and timing of certain governmental approvals (including foreign government approvals) needed for codesharing alliances and other arrangements with other airlines;

•	restrictions on competitive practices (for example court orders, or agency regulations or orders, that would curtail an airline’s ability to respond to a competitor);

•	the adoption of regulations that impact customer service standards (for example new passenger security standards, passenger bill of rights);

•	restrictions on airport operations, such as restrictions on the use of takeoff and landing slots at airports or the auction of slot rights currently or previously held by us; or

•	the adoption of more restrictive locally imposed noise restrictions.

In addition, the air traffic control (“ATC”) system, which is operated by the FAA, is not successfully managing the growing demand for U.S. air travel. U.S. airlines carry about 757 million passengers a year and are forecast to accommodate a billion passengers annually by 2021. Air traffic controllers rely on outdated technologies that routinely overwhelm the system and compel airlines to fly inefficient, indirect routes. We support a common-sense approach to ATC modernization that would allocate costs to all ATC system users in proportion to the services they consume. Reauthorization of legislation that funds the FAA, which includes proposals regarding upgrades to the ATC system, has been passed by the House. It is uncertain when the Senate will act and when such legislation will become law. In the meantime, FAA funding continues under temporary periodic extensions.

We could be adversely affected by conflicts overseas or terrorist attacks.

Actual or threatened U.S. military involvement in overseas operations has, on occasion, had an adverse impact on our business, financial position (including access to capital markets) and results of operations, and on the airline industry in general. The continuing conflicts in Iraq and Afghanistan, or other conflicts or events in the Middle East or elsewhere, may result in similar adverse impacts.

The Terrorist Attacks had a material adverse impact on us. The occurrence of another terrorist attack (whether domestic or international and whether against us or another entity) could again have a material adverse impact on us.

Our international operations could be adversely affected by numerous events, circumstances or government actions beyond our control.

Our current international activities and prospects could be adversely affected by factors such as reversals or delays in the opening of foreign markets, exchange controls, currency and political risks, environmental regulation, taxation and changes in international government regulation of our operations, including the inability to obtain or retain needed route authorities and/or slots.

For example, the “open skies” air services agreement between the United States and the EU which took effect in March 2008 provides airlines from the United States and EU member states open access to each other’s markets, with freedom of pricing and unlimited rights to fly beyond the United States and any airport in the EU including London’s Heathrow Airport. The agreement has resulted in American facing increased competition in these markets, including Heathrow, where we have lost market share. In addition, the United States and Japan are in negotiations that could result in an “open skies” air services agreement between the two countries.

We could be adversely affected by an outbreak of a disease that affects travel behavior.

In the second quarter of 2009, there was an outbreak of the H1N1 virus which had an adverse impact throughout our network but primarily on our operations to and from Mexico. In 2003, there was an outbreak of Severe Acute Respiratory Syndrome (“SARS”), which had an adverse impact primarily on our Asia operations. In addition, in the past there have been concerns about outbreaks or potential outbreaks of other diseases, such as avian flu. Any outbreak of a disease (including a worsening of the outbreak of the H1N1 virus) that affects travel behavior could have a material adverse impact on us. In addition, outbreaks of disease could result in quarantines of our personnel or an inability to access facilities or our aircraft, which could adversely affect our operations.

Our labor costs are higher than those of our competitors.

Wages, salaries and benefits constitute a significant percentage of our total operating expenses. In 2008, they constituted approximately 23 percent of our total operating expenses. All of the major hub-and-spoke carriers with whom American competes have achieved significant labor cost savings through or outside of bankruptcy proceedings. We believe American’s labor costs are higher than those of its primary competitors, and it is unclear how long this labor cost disadvantage may persist.

We could be adversely affected if we are unable to have satisfactory relations with any unionized or other employee work group.

Our operations could be adversely affected if we fail to have satisfactory relations with any labor union representing our employees. In addition, any significant dispute we have with, or any disruption by, an employee work group could adversely impact us. Moreover, one of the fundamental tenets of our strategic Turnaround Plan is increased union and employee involvement in our operations. To the extent that we are unable to have satisfactory relations with any unionized or other employee work group, our ability to execute our strategic plans could be adversely affected.

American is currently in mediated negotiations with each of its three major unions regarding amendments to their respective labor agreements. The negotiations process in the airline industry typically is slow and sometimes contentious. The union that represents American’s pilots has recently filed a number of grievances, lawsuits and complaints, most of which American believes are part of a corporate campaign related to the union’s labor agreement negotiations with American. While American is vigorously defending these claims, unfavorable outcomes of one or more of them could require American to incur additional costs, change the way it conducts some parts of its business, or otherwise adversely affect us.

Our insurance costs have increased substantially and further increases in insurance costs or reductions in coverage could have an adverse impact on us.

We carry insurance for public liability, passenger liability, property damage and all-risk coverage for damage to our aircraft. As a result of the Terrorist Attacks, aviation insurers significantly reduced the amount of insurance coverage available to commercial air carriers for liability to persons other than employees or passengers for claims resulting from acts of terrorism, war or similar events (war-risk coverage). At the same time, these insurers significantly increased the premiums for aviation insurance in general.

The U.S. government has agreed to provide commercial war-risk insurance for U.S. based airlines through August 31, 2010, covering losses to employees, passengers, third parties and aircraft. If the U.S. government does not provide such insurance at any time beyond that date, or reduces the coverage provided by such insurance, we will attempt to purchase similar coverage with narrower scope from commercial insurers at an additional cost. To the extent this coverage is not available at commercially reasonable rates, we would be adversely affected.

While the price of commercial insurance had declined since the period immediately after the Terrorist Attacks, in the event commercial insurance carriers further reduce the amount of insurance coverage available to us, or significantly increase its cost, we would be adversely affected.

We may be unable to retain key management personnel.

Since the Terrorist Attacks, a number of our key management employees have elected to retire early or leave for more financially favorable opportunities at other companies, both within and outside of the airline industry. There can be no assurance that we will be able to retain our key management employees. Any inability to retain our key management employees, or attract and retain additional qualified management employees, could have a negative impact on us.

We could be adversely affected by a failure or disruption of our computer, communications or other technology systems.

We are heavily and increasingly dependent on technology to operate our business. The computer and communications systems on which we rely could be disrupted due to various events, some of which are beyond our control, including natural disasters, power failures, terrorist attacks, equipment failures, software failures and computer viruses and hackers. We have taken certain steps to help reduce the risk of some (but not all) of these potential disruptions. There can be no assurance, however, that the measures we have taken are adequate to prevent or remedy disruptions or failures of these systems. Any substantial or repeated failure of these systems could impact our operations and customer service, result in the loss of important data, loss of revenues, and increased costs, and generally harm our business. Moreover, a failure of certain of our vital systems could limit our ability to operate our flights for an extended period of time, which would have a material adverse impact on our operations and our business.

We are at risk of losses and adverse publicity which might result from an accident involving any of our aircraft.

If one of our aircraft were to be involved in an accident, we could be exposed to significant tort liability. The insurance we carry to cover damages arising from any future accidents may be inadequate. In the event that our insurance is not adequate, we may be forced to bear substantial losses from an accident. In addition, any accident involving an aircraft operated by us could adversely affect the public’s perception of us.

Provisions of the convertible notes offered in the concurrent offering could discourage an acquisition of us by a third party.

Certain provisions of the convertible notes offered in the concurrent offering could make it more difficult or more expensive for a third party to acquire us. If the convertible notes are issued, upon the occurrence of certain transactions constituting a fundamental change, holders of the notes will have the right, at their option, to require us to repurchase all or any portion of their convertible notes for cash at a price equal to 100% of the principal amount of notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date. In addition, pursuant to the terms of the convertible notes, we may not enter into certain mergers unless, among other things, the surviving entity assumes all of our obligations under the convertible notes and the indenture relating to the convertible notes.

Risk Factors Related to Our Common Stock

The price of our common stock may fluctuate significantly, and you could lose all or part of your investment.

Volatility in the market price of our common stock may prevent you from being able to sell your shares at or above the price you paid for your shares. The market price of our common stock could fluctuate significantly for various reasons which include:

•	changes in the prices or availability of oil or jet fuel;

•	our quarterly or annual earnings or those of other companies in our industry;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	changes in earnings or recommendations by research analysts who track our common stock or the stock of other airlines;

•	changes in general conditions in the U.S. and global economy, financial markets or airline industry, including those resulting from changes in fuel prices or fuel shortages, war, incidents of terrorism or responses to such events;

•	changes in the competitive landscape for the airline industry, including any changes resulting from industry consolidation whether or not involving the Company; and

•	the other factors described in these “Risk Factors.”

In addition, in recent years, the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in our industry. The changes frequently appear to occur without regard to the operating performance of these companies. The price of our common stock could fluctuate based upon factors that have little or nothing to do with our company, and these fluctuations could materially reduce our stock price.

We expect that the price of our common stock will be significantly affected by the availability of shares for sale in the market.

The sale or availability for sale of substantial amounts of our common stock could adversely impact its price. Our certificate of incorporation authorizes us to issue 750,000,000 shares of common stock. On September 17, 2009, there were 280,163,083 shares of our common stock outstanding. Accordingly, a substantial number of shares of our common stock are available for sale under our certificate of incorporation.

We maintain various plans providing for the grant of stock options, stock-settled stock appreciation rights (“SSARs”), restricted stock, deferred stock, stock purchase rights and other stock-based awards. As of September 17, 2009, the maximum number of shares subject to outstanding options and SSARs, performance awards, deferred stock awards and other stock-based awards under such plans, and available for future grant under such plans, was approximately 45,468,789 shares of common stock. In addition, we will reserve for

issuance approximately           additional shares that will be issuable upon conversion of the convertible notes offered concurrently herewith (or           shares if the underwriters in that offering exercise their option to purchase additional convertible notes in full).

We cannot predict the size of future issuances or sales of our common stock or other equity related securities (including convertible notes) in the public market or the effect, if any, that they may have on the market price for our common stock. The issuance and sales of substantial amounts of common stock or other equity related securities (including convertible notes) or the perception that such issuances and sales may occur, could adversely affect the market price of our common stock. The price of our common stock could be affected by possible sales of our common stock by investors who view the convertible notes offered concurrently with this offering as a more attractive means of equity participation in our company and by short selling, hedging or arbitrage trading activity that we expect to develop involving our common stock as a result of the convertible notes offering.

Conversion of the convertible notes offered concurrently with this offering will dilute the ownership of existing shareholders and could cause the price of our common stock to decline.

If the convertible notes offered concurrently herewith are issued, the conversion of the convertible notes will dilute the ownership interests of existing shareholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the convertible notes may encourage short selling in our common stock by market participants because the dilutive effect of the conversion of the convertible notes could depress the price of our common stock.

Investors in this offering may experience future dilution as a result of our future capital markets offerings.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into, or exchangeable for, our common stock at prices that may not be the same as the price per share of the shares in this offering. We have an effective shelf registration statement from which additional shares of our common stock and other securities can be offered. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering. If the price per share at which we sell additional shares of our common stock or related securities in future transactions is less than the price per share in this offering, investors who purchase shares of our common stock in this offering will suffer a dilution of their investment.

USE OF PROCEEDS

We estimate that the net proceeds of this offering will be approximately $     (approximately $      if the underwriters’ over-allotment option is exercised in full), after deducting the underwriters’ estimated discounts (without regard to the other expenses of the offering payable by us).

In addition, we estimate that the net proceeds of the concurrent convertible notes offering will be approximately $     (approximately $      if the underwriters’ over-allotment option is exercised in full), after deducting the underwriters’ estimated discounts (without regard to the other expenses of the offering payable by us). We cannot assure you that we will consummate the concurrent convertible notes offering.

We intend to use the net proceeds from this offering, as well as the proceeds from the concurrent convertible notes offering, for general corporate purposes. See “Capitalization.”

CAPITALIZATION

The following table sets forth our cash and short-term investments balance and our capitalization as of June 30, 2009:

•	on an actual basis; and

•	on an adjusted basis to reflect (1) the issuance of 30,000,000 shares of our common stock in this offering and (2) the issuance of $250.0 million aggregate principal amount of our % Convertible Senior Notes due 2014 in the concurrent convertible notes offering.

The table assumes that the underwriter’s over-allotment option in this offering and the underwriters’ over-allotment option in the concurrent offering of convertible notes are not exercised. The table excludes the shares of common stock reserved for issuance upon conversion of the convertible notes issued in the concurrent offering. The consummation of this offering is not contingent upon the consummation of the convertible notes offering and vice versa.

You should read this table together with our financial statements and notes thereto and other financial and operating data included or incorporated by reference in this prospectus supplement, the accompanying prospectus and any company free writing prospectus

	June 30, 2009
	Actual	As Adjusted(2)
	(In millions)

Cash and short-term investments	$2,808(1)	$

Total current liabilities	$8,270	$
Long-term liabilities	18,868
% Convertible Senior Notes due 2014	—

Total liabilities	27,138

Stockholders’ equity (deficit):
Preferred stock, 20,000,000 shares authorized, none issued	—		—
Common stock, $1 par value; 750,000,000 shares authorized; 280,163,083 shares outstanding, actual; and 310,163,083 shares outstanding, as adjusted	286
Additional paid-in capital	4,013
Treasury stock	(367)
Accumulated other comprehensive income (loss)	(2,499)
Accumulated deficit	(4,433)

Stockholders’ deficit	(3,000)

Liabilities and stockholders’ deficit	$24,138	$

(1)	Excludes restricted cash and short-term investments of $460 million. For further information on our liquidity sources and position, see “Prospectus Supplement Summary — Recent Developments — Liquidity Update.”

(2)	As adjusted amounts do not reflect the impact of the following:

•	The issuance on July 7, 2009 of $520.1 million aggregate principal amount of 10.375% pass through trust certificates due 2019 by a trust formed by American. A majority of the proceeds from the sale of the pass through trust certificates were placed in escrow to finance new Boeing 737-800 aircraft to be delivered to American.

•	The issuance on July 31, 2009 of $276.4 million aggregate principal amount of 13.0% secured notes due 2016 by American. The proceeds from the sale of the secured notes were deposited as cash collateral for American’s obligations under the secured notes and will be used to refinance a portion of American’s 1999-1 enhanced equipment trust certificate transaction which matures on October 15, 2009. Thereafter, the secured notes are expected to be secured by a lien on certain of the aircraft currently securing the 1999-1 enhanced equipment trust certificate transaction.

•	The incurrence by American of debt secured by aircraft and capital lease obligations in an aggregate amount of $129 million since June 30, 2009.

•	The GECAS debt and lease financings (see “Prospectus Supplement Summary — Recent Developments — GECAS Debt and Lease Financings”).

•	The forward sale of AAdvantage miles to Citibank (see “Prospectus Supplement Summary — Recent Developments — Forward Sale of AAdvantage Miles to Citibank”). We expect that approximately $890 million of the Advance Purchase proceeds will be accounted for as a loan from Citibank under Accounting Standards Codification Topic 470, with the remaining $110 million related to certain other commitments with respect to the co-branding relationship and recorded as Deferred Revenue in Other Liabilities. The loan was determined using an effective interest rate of 8.3% and will be amortized under the interest method with imputed interest included in interest expense. The Deferred Revenue will be amortized straight line over the life of the agreement.

•	Potential refinancing or repayment of the Credit Facility (see “Risk Factors — Risk Factors Relating to AMR and American — We may be unable to comply with our financial covenants.”).

DIVIDEND POLICY

We have paid no cash dividends on our common stock and have no current intention of doing so. Any future determination to pay cash dividends will be at the discretion of our Board of Directors, subject to applicable limitations under Delaware law, and will be dependent upon our results of operations, financial condition, contractual restrictions and other factors deemed relevant by our Board of Directors.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. HOLDERS

The following is a discussion of certain material U.S. federal income and estate tax consequences to non-U.S. holders relating to the purchase, ownership and disposition of shares of our common stock. A “non-U.S. holder” means a beneficial owner of our common stock that is for U.S. federal income tax purposes:

•	an individual who is neither a citizen nor a resident of the United States;

•	a corporation that is not created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is not subject to U.S. federal income taxation regardless of its source; or

•	a trust unless (1) it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If an entity treated as a partnership holds shares of our common stock, the U.S. federal tax considerations will depend in part upon the status and activities of such entity and its partners. Prospective investors that are partnerships (or entities treated as partnerships) for U.S. federal income tax purposes should consult their own tax advisers regarding the U.S. federal tax considerations to them and their partners of holding our common stock.

This discussion deals only with shares of our common stock held as capital assets (generally, property held for investment). This discussion does not address all of the U.S. federal income and estate tax consequences that may be relevant to a non-U.S. holder in light of such holder’s own particular circumstances, nor does it deal with:

•	non-U.S. holders who are subject to special tax treatment, such as dealers in securities, banks, insurance companies, certain former citizens or residents of the United States, “controlled foreign corporations,” “passive foreign investment companies,” tax-exempt entities, foreign governments, international organizations and traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	shares of our common stock held as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

•	alternative minimum tax consequences, if any; or

•	any state, local or foreign tax consequences.

This discussion is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, rulings, other administrative guidance and judicial decisions, all as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. There can be no assurance that the Internal Revenue Service (the “IRS”) will agree with the statements herein.

IF YOU ARE CONSIDERING THE PURCHASE OF SHARES OF OUR COMMON STOCK, YOU SHOULD CONSULT YOUR OWN TAX ADVISERS CONCERNING THE U.S. FEDERAL TAX CONSEQUENCES, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION, TO YOU IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES.

Dividends on Common Stock

If we make a distribution of cash or other property (other than certain pro rata distributions of our common stock) in respect of our common stock, the distribution will be treated as a dividend to the extent it is paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of the non-U.S. holder’s adjusted tax basis in our common stock, and thereafter will be treated as capital gain. Distributions treated as dividends on our common stock that are paid to or for the account of a non-U.S. holder generally will be subject to U.S. federal withholding tax at a rate of 30%, or at a lower rate if provided by an applicable income tax treaty and the non-U.S. holder has provided the documentation required to claim benefits under such treaty. Generally, to claim the benefits of an income tax treaty, a non-U.S. holder will be required to provide a properly executed IRS Form W-8BEN.

If, however, a dividend is effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder, the dividend generally will not be subject to the 30% U.S. federal withholding tax (provided the non-U.S. holder has provided the appropriate documentation (generally, IRS Form W-8ECI) to the withholding agent), but the non-U.S. holder generally will be subject to U.S. federal income tax in respect of the dividend on a net income basis, and at graduated rates, in substantially the same manner as U.S. persons (except as provided by an applicable tax treaty). Dividends that are effectively connected with the conduct of a trade or business in the United States by a non-U.S. holder that is treated as a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax at the rate of 30% (or a lower rate if provided by an applicable tax treaty).

Sale or Other Disposition of Common Stock

Subject to the discussion of backup withholding below, a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain recognized on the sale or other disposition of our common stock unless:

•	such non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of such sale or disposition and certain other conditions are met;

•	such gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (and, if an applicable tax treaty so provides, is attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder in the United States); or

•	AMR is or has been a “United States real property holding corporation” for U.S. federal income tax purposes during a specified testing period and certain other conditions are met.

Gain realized by a non-U.S. holder that is effectively connected with such non-U.S. holder’s conduct of a trade or business in the United States generally will be subject to U.S. federal income tax on a net income basis, and at graduated rates, in substantially the same manner as a U.S. person (except as provided by an applicable tax treaty). In addition, a non-U.S. holder that is treated as a corporation for U.S. federal income tax purposes may be subject to a branch profits tax at the rate of 30% (or a lower rate if provided by an applicable tax treaty).

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). AMR does not believe that it is a “United States real property holding corporation” nor does it presently anticipate that we will become one.

Information Reporting and Backup Withholding

Generally, the amount of dividends on our common stock paid to a non-U.S. holder and the amount of any tax withheld from such dividends must be reported annually to the IRS and to the non-U.S. holder. Copies of these information returns may be made available by the IRS to the tax authorities of the country in which the non-U.S. holder is a resident under the provisions of an applicable tax treaty or agreement.

The information reporting and backup withholding normally applicable to U.S. persons generally will not apply to payments of dividends to a non-U.S. holder if such non-U.S. holder certifies under penalties of perjury that it is not a U.S. person (generally by providing IRS Form W-8BEN) or otherwise establishes an exemption.

Payment of the proceeds of the sale or other disposition of our common stock to or through a foreign office of a U.S. broker or of a foreign broker with certain specified U.S. connections generally will be subject to information reporting requirements, but not backup withholding, unless the broker has evidence in its records that the payee is not a U.S. person and the broker has no knowledge or reason to know to the contrary. Payment of the proceeds of the sale or other disposition of our common stock to or through a U.S. office of a broker will be subject to information reporting and backup withholding unless the payee certifies that it is not a U.S. person (generally by providing IRS Form W-8BEN) or otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is furnished on a timely basis to the IRS.

U.S. Federal Estate Tax

Common stock owned or treated as owned by an individual who is not a citizen or resident of the United States for U.S. federal estate tax purposes at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

Legislation enacted in 2001 provides for reductions in the rate of U.S. federal estate tax through 2009 and the elimination of the tax entirely for the year 2010. The estate tax would be fully reinstated, as in effect prior to the reductions, for 2011 and thereafter unless further legislative action is taken. No prediction can be made as to the enactment of legislation that may affect applicability and rate of U.S. federal estate tax.

UNDERWRITING

Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated and UBS Securities LLC are acting as joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter’s name.

Number
Underwriter	of Shares

Citigroup Global Markets Inc.
Morgan Stanley & Co. Incorporated
UBS Securities LLC

Total	30,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $      per share. If all the shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

If the underwriters sell more shares than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 4,500,000 additional shares at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

We, and our executive officers and directors, have agreed that, for a period beginning on the date of the underwriting agreement to the date that is 90 days after such date, we will not, without the prior written consent of each of the representatives, offer, sell or contract to sell, or otherwise dispose of directly or indirectly, or announce the offering of, any shares of our common stock or any securities convertible into or exchangeable for our common stock, subject to certain customary exceptions. The representatives, in their sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

The shares are listed on the New York Stock Exchange under the symbol “AMR.”

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

	No Exercise	Full Exercise

Per share	$	$
Total	$	$

We estimate that our total expenses for this offering will be $750,000.

In connection with the offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the over-allotment option, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in the offering.

•	“Covered” short sales are sales of shares in an amount up to the number of shares represented by the underwriters’ over-allotment option.

•	“Naked” short sales are sales of shares in an amount in excess of the number of shares represented by the underwriters’ over-allotment option.

•	Covering transactions involve purchases of shares either pursuant to the over-allotment option or in the open market after the distribution has been completed in order to cover short positions.

•	To close a naked short position, the underwriters must purchase shares in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	To close a covered short position, the underwriters must purchase shares in the open market after the distribution has been completed or must exercise the over-allotment option. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

•	Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

The underwriters have performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In addition, affiliates of some of the underwriters are or have been lenders, and in some cases agents or managers for the lenders, under the Credit Facility. On September 16, 2009, American entered into an agreement with an affiliate of Citigroup Global Markets Inc. for the advance sale of frequent flyer miles. See “Prospectus Supplement Summary — Recent Developments — Forward Sale of AAdvantage Miles to Citibank.” Judith Rodin, a member of the board of directors of Citigroup, Inc., an affiliate of Citigroup Global Markets Inc., is a member of the board of directors of AMR and American.

Concurrently with this offering, we are offering convertible senior notes due 2014 in an underwritten offering pursuant to a separate prospectus supplement. Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated and UBS Securities LLC are also acting as underwriters of the concurrent convertible notes offering. The consummation of this offering is not contingent upon the consummation of the convertible notes offering and vice versa.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares described in this prospectus supplement may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the shares that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined below) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of shares described in this prospectus supplement located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

The sellers of the shares have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus supplement. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this prospectus supplement nor any other offering material relating to the shares described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the shares has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales and distributions will be made in France only:

•	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•	in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The shares offered in this prospectus supplement have not been registered under the Securities and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in

Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

Notice to Prospective Investors in Switzerland

Our securities may not and will not be publicly offered, distributed or redistributed on a professional basis in or from Switzerland only on the basis of a non-public offering, and neither this prospectus supplement nor any other solicitation for investments in our securities may be communicated or distributed in Switzerland in any way that could constitute a public offering within the meaning of articles 652a or 1156 of the Swiss Federal Code of Obligations or of Article 2 of the Federal Act on Investment Funds of March 18, 1994. This prospectus supplement may not be copied, reproduced, distributed or passed on to others without the underwriters’ and agents’ prior written consent. This prospectus supplement is not a prospectus within the meaning of Articles 1156 and 652a of the Swiss Code of Obligations or a listing prospectus according to article 32 of the Listing Rules of the Swiss exchange and may not comply with the information standards required thereunder. We will not apply for a listing of our securities on any Swiss stock exchange or other Swiss regulated market and this prospectus supplement may not comply with the information required under the relevant listing rules. The shares have not been and will not be approved by any Swiss regulatory authority. The shares have not been and will not be registered with or supervised by the Swiss Federal Banking Commission, and have not been and will not be authorized under the Federal Act on Investment Funds of March 18, 1994. The investor protection afforded to acquirers of investment fund certificates by the Federal Act on Investment Funds of March 18, 1994 does not extend to acquirers of our securities.

VALIDITY OF SECURITIES

The validity of the common stock offered pursuant to this prospectus supplement will be passed upon for us by Debevoise & Plimpton LLP, 919 Third Avenue, New York, NY 10022. Certain legal matters in connection with this offering will be passed upon for the underwriters by Shearman & Sterling LLP, 599 Lexington Avenue, New York, NY 10022.

EXPERTS

The consolidated financial statements of AMR appearing in AMR’s Current Report (Form 8-K) dated April 21, 2009 for the year ended December 31, 2008 (including schedule appearing therein), and the consolidated financial statements of American appearing in American’s Annual Report (Form 10-K) for the year ended December 31, 2008 (including schedule appearing therein) have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We and American file annual, quarterly and current reports, proxy statements (in the case of AMR only) and other information with the SEC. You may read and copy this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available from the SEC’s Internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically.

This prospectus supplement is part of a registration statement that we have filed with the SEC relating to the securities to be offered. This prospectus supplement does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules in accordance with the rules and regulations of the SEC, and we refer you to the omitted information. The statements this prospectus supplement makes pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions and do not describe all exceptions and qualifications contained in those contracts, agreements or documents. You should read those contracts, agreements or documents for information that may be important to you. The registration statement, exhibits and schedules are available at the SEC’s Public Reference Room or through its Internet site.

We “incorporate by reference” in this prospectus supplement certain documents that AMR or American files with the SEC, which means:

•	we can disclose important information to you by referring you to those documents;

•	information incorporated by reference is considered to be part of this prospectus supplement, even though it is not repeated in this prospectus supplement; and

•	information that we and American file later with the SEC will automatically update and supersede this prospectus supplement.

The following documents listed below that we and American have previously filed with the SEC (Commission File Numbers 001-08400 and 001-02691, respectively) are incorporated by reference (other than reports or portions thereof furnished under Items 2.02 or 7.01 of Form 8-K):

Filing	Date Filed

Annual Reports on Form 10-K of AMR and American for the year ended December 31, 2008	February 19, 2009 (except, in the case of AMR, for Items 1, 1A, 6, 7, 7A and 8 and Exhibit 12 thereto, which have been updated in AMR’s Current Report on Form 8-K filed on April 21, 2009)
Quarterly Reports on Form 10-Q of AMR and American for the quarters ended March 31, 2009 and June 30, 2009	April 16, 2009 July 15, 2009
Current Reports on Form 8-K of AMR	January 6, 2009
January 15, 2009
January 23, 2009
February 3, 2009
February 5, 2009
February 18, 2009
March 4, 2009
March 18, 2009
April 3, 2009
April 21, 2009
May 5, 2009
June 4, 2009
June 11, 2009
June 18, 2009
June 25, 2009
June 26, 2009
July 6, 2009
July 7, 2009
August 3, 2009
August 5, 2009
September 4, 2009
September 17, 2009
September 18, 2009
Current Reports on Form 8-K of American	January 6, 2009
January 15, 2009
February 3, 2009
February 5, 2009
February 18, 2009
March 4, 2009
March 18, 2009
April 3, 2009
May 5, 2009
June 4, 2009
June 11, 2009
June 18, 2009
June 25, 2009
June 26, 2009
June 29, 2009
July 6, 2009
July 7, 2009
August 3, 2009
August 5, 2009
September 4, 2009
September 17, 2009
September 18, 2009

All documents filed by us and American under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than reports or portions thereof furnished under Items 2.02 or 7.01 of Form 8-K) from the date of this prospectus supplement and prior to the termination of the offering of the securities shall also be deemed to be incorporated by reference in this prospectus supplement.

You can obtain any of the filings incorporated by reference in this prospectus supplement through us or from the SEC through the SEC’s Internet site or at the address listed above. You may request orally or in writing, without charge, a copy of any or all of the documents which are incorporated in this prospectus supplement by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to AMR Corporation, 4333 Amon Carter Blvd., MD 5651, Fort Worth, Texas 76155, Attention: Investor Relations (Telephone: (817) 967-2970).

PROSPECTUS

AMR Corporation

Debt Securities
Common Stock
Preferred Stock
Depositary Shares
Warrants
Stock Purchase Contracts
Stock Purchase Units

By this prospectus, we may offer from time to time the securities described in this prospectus separately or together in any combination.

We will provide specific terms of any securities to be offered in a supplement to this prospectus. A prospectus supplement may also add, change or update information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you invest.

Our common stock is listed on the New York Stock Exchange under the symbol “AMR.”

We may offer and sell these securities to or through one or more agents, underwriters, dealers or other third parties or directly to one or more purchasers on a continuous or delayed basis.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 17, 2009

You should rely only on the information contained in this prospectus, any applicable prospectus supplement, any related free writing prospectus used by us (which we refer to as a “company free writing prospectus”), the documents incorporated by reference in this prospectus and any applicable prospectus supplement or any other information to which we have referred you. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus, any applicable prospectus supplement and any related company free writing prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus, any applicable prospectus supplement and any related company free writing prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus or in any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document. Neither the delivery of this prospectus, any applicable prospectus supplement and any related company free writing prospectus nor any distribution of securities pursuant to this prospectus or any applicable prospectus supplement shall, under any circumstances, create any implication that there has been no change in our business, financial condition, results of operations and prospects since the date of this prospectus or such prospectus supplement.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we and our subsidiary, American Airlines, Inc. (“American”), filed jointly with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf process, we are registering an unspecified amount of each class of the securities described in this prospectus, and we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. You should carefully read both this prospectus and any applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information”.

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us, American and the securities to be offered. The registration statement, including the exhibits to the registration statement, can be obtained from the SEC, as described below under “Where You Can Find More Information”.

In this prospectus, references to “AMR”, the “Company”, “we”, “us” and “our” refer to AMR Corporation.

WHERE YOU CAN FIND MORE INFORMATION

We and American file annual, quarterly and current reports, proxy statements (in the case of AMR only) and other information with the SEC. You may read and copy this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. SEC filings of American and AMR are also available from the SEC’s Internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically.

This prospectus is part of a registration statement that we have filed with the SEC relating to the securities to be offered. This prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules in accordance with the rules and regulations of the SEC, and we refer you to the omitted information. The statements this prospectus makes pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions and do not describe all exceptions and qualifications contained in those contracts, agreements or documents. You should read those contracts, agreements or documents for information that may be important to you. The registration statement, exhibits and schedules are available at the SEC’s Public Reference Room or through its Internet site.

We “incorporate by reference” in this prospectus certain documents that we and American file with the SEC, which means:

•	we can disclose important information to you by referring you to those documents;

•	information incorporated by reference is considered to be part of this prospectus, even though it is not repeated in this prospectus; and

•	information that we and American file later with the SEC will automatically update and supersede this prospectus.

•	The following documents listed below that we and American have previously filed with the SEC (Commission File Numbers 001-08400 and 001-02691, respectively) are incorporated by reference (other than reports or portions thereof furnished under Items 2.02 or 7.01 of Form 8-K):

Filing	Date Filed

Annual Reports on Form 10-K of AMR and American for the year ended December 31, 2008	February 19, 2009 (except, in the case of AMR, for Items 1, 1A, 6, 7, 7A and 8 and Exhibit 12 thereto, which have been updated in AMR’s Current Report on Form 8-K filed on April 21, 2009)
Quarterly Reports on Form 10-Q of AMR and American for the quarters ended March 31, 2009 and June 30, 2009	April 16, 2009 July 15, 2009

Filing	Date Filed

Current Reports on Form 8-K of AMR	January 6, 2009
January 15, 2009
January 23, 2009
February 3, 2009
February 5, 2009
February 18, 2009
March 4, 2009
March 18, 2009
April 3, 2009
April 21, 2009
May 5, 2009
June 4, 2009
June 11, 2009
June 18, 2009
June 25, 2009
June 26, 2009
July 6, 2009
July 7, 2009
Current Reports on Form 8-K of American	January 6, 2009
January 15, 2009
February 3, 2009
February 5, 2009
February 18, 2009
March 4, 2009
March 18, 2009
April 3, 2009
May 5, 2009
June 4, 2009
June 11, 2009
June 18, 2009
June 25, 2009
June 26, 2009
June 29, 2009
July 6, 2009
July 7, 2009

All documents filed by us and American under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any information furnished under items 2.02 or 7.01 in any current report on Form 8-K), from the date of this prospectus and prior to the termination of the offering of the securities shall also be deemed to be incorporated by reference in this prospectus.

You can obtain any of the filings incorporated by reference in this prospectus through us or from the SEC through the SEC’s Internet site or at the address listed above. You may request orally or in writing, without charge, a copy of any or all of the documents which are incorporated in this prospectus by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to AMR Corporation, 4333 Amon Carter Blvd., Fort Worth, Texas 76155, Attention: Investor Relations (Telephone: (817) 967-2970).

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any applicable prospectus supplement, any related company free writing prospectus and the documents incorporated by reference herein and therein contain various “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act, which represent our expectations or beliefs concerning future events. When used in this prospectus, any applicable prospectus supplement, any related company free writing prospectus and in documents incorporated by reference herein and therein, the words “believes,” “expects,” “plans,” “anticipates,” “indicates,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Similarly, statements that describe our objectives, plans or goals are forward-looking statements.

Forward-looking statements include, without limitation, our expectations concerning operations and financial conditions, including changes in capacity, revenues and costs; future financing plans and needs; the amounts of our unencumbered assets and other sources of liquidity; fleet plans; overall economic and industry conditions; plans and objectives for future operations; regulatory approvals and actions, including our application for antitrust immunity with other oneworld alliance members; and the impact on us of our results of operations in recent years and the sufficiency of our financial resources to absorb that impact. Other forward-looking statements include statements which do not relate solely to historical facts, such as, without limitation, statements which discuss the possible future effects of current known trends or uncertainties, or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured.

All forward-looking statements in this prospectus, any applicable prospectus supplement, any related company free writing prospectus and the documents incorporated by reference herein and therein are based upon information available to us on the date of this prospectus or such document. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise. Guidance given in this prospectus, any applicable prospectus supplement, any related company free writing prospectus and the documents incorporated by reference herein and therein regarding capacity, fuel consumption, fuel prices, fuel hedging and unit costs, and statements regarding expectations of regulatory approval of our application for antitrust immunity with other oneworld members, are forward-looking statements. Forward-looking statements are subject to a number of factors that could cause our actual results to differ materially from our expectations. The following factors, in addition to those discussed under the caption “Risk Factors” in an applicable prospectus supplement and in Item 1A of the most recent annual report on Form 10-K of each of AMR and American (and in AMR’s case, as updated by AMR’s Current Report on Form 8-K filed on April 21, 2009) as well as in Item 1A of any quarterly reports of each of AMR or American since the date of the most recent annual report on Form 10-K of each of AMR or American and other possible factors not listed, could cause our actual results to differ materially from those expressed in forward-looking statements: our materially weakened financial condition, resulting from our significant losses in recent years; weaker demand for air travel and lower investment asset returns resulting from the severe global economic downturn; our need to raise substantial additional funds and our ability to do so on acceptable terms; our ability to generate additional revenues and reduce our costs; continued high and volatile fuel prices and further increases in the price of fuel, and the availability of fuel; our substantial indebtedness and other obligations; our ability to satisfy existing financial or other covenants in certain of our credit agreements; changes in economic and other conditions beyond our control, and the volatile results of our operations; the fiercely and increasingly competitive business environment we face; potential industry consolidation and alliance changes; competition with reorganized carriers; low fare levels by historical standards and our reduced pricing power; changes in our corporate or business strategy; government regulation of our business; conflicts overseas or terrorist attacks; uncertainties with respect to our international operations; outbreaks of a disease (such as SARS, avian flu or the H1N1 virus) that affects travel behavior; labor costs that are higher than those of our competitors; uncertainties with respect to our relationships with unionized and other employee work groups; increased insurance costs and potential reductions of available insurance coverage; our ability to retain key management personnel; potential failures or disruptions of our computer, communications or other technology systems; losses and adverse publicity resulting from any accident involving our aircraft; changes in the price of our common stock; and our ability to reach acceptable agreements with third parties.

Additional information concerning these and other factors is contained in our and American’s filings with the SEC, including but not limited to our and American’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009 and our and American’s Annual Reports on Form 10-K for the year ended December 31, 2008 (and in AMR’s case, as updated by AMR’s Current Report on Form 8-K filed on April 21, 2009).

THE COMPANY

AMR Corporation was incorporated in October 1982. AMR’s operations fall almost entirely in the airline industry. AMR’s principal subsidiary, American, was founded in 1934. At the end of 2008, American provided scheduled jet service to approximately 150 destinations throughout North America, the Caribbean, Latin America, Europe and Asia. American is also one of the largest scheduled air freight carriers in the world, providing a wide range of freight and mail services to shippers throughout its system onboard American’s passenger fleet.

AMR Eagle Holding Corporation, a wholly-owned subsidiary of AMR, owns two regional airlines which do business as “American Eagle” — American Eagle Airlines, Inc. and Executive Airlines, Inc. (together, the “American Eagle® carriers”), and American also contracts with an independently owned regional airline which does business as the “AmericanConnection” (the “AmericanConnection® carrier”). The American Eagle® carriers and the AmericanConnection® carrier provide connecting service from ten of American’s high-traffic cities to smaller markets throughout the United States, Canada, Mexico and the Caribbean.

The address for both AMR’s and American’s principal executive offices is 4333 Amon Carter Blvd., Fort Worth, Texas 76155 (Telephone: 817-963-1234). AMR’s and American’s Internet address is http://www.aa.com. Information on AMR’s and American’s website is not incorporated into this prospectus and is not a part of this prospectus.

AMR conducts all of its business through its wholly owned operating subsidiaries, including American. AMR does not maintain a borrowing facility and is dependent on the cash flow generated by the operations of its subsidiaries and on dividends and other payments to it from its subsidiaries to meet its liquidity needs and obligations, including obligations with respect to debt securities, dividends on capital stock and other obligations on the securities described in this prospectus. American is a separate and distinct legal entity and although it may unconditionally guarantee AMR’s obligations with respect to one or more of securities described in this prospectus, due to limitations and restrictions in its debt instruments, it may be unable to pay any amounts due on such guarantee or to provide AMR with funds for AMR’s payment obligations on such securities, by dividend, distribution, loan or other payment. Future borrowings by AMR, American and AMR’s other subsidiaries may include additional restrictions. In addition, under applicable state law, American and AMR’s other subsidiaries may be limited in the amounts they are permitted to pay as dividends on their capital stock.

The securities described in this prospectus and any guarantee by American with respect to any such securities will represent senior obligations and rank equal in right of payment with all the existing and future unsubordinated indebtedness of AMR and American, respectively. Unless we tell you otherwise in an applicable prospectus supplement, the securities described in this prospectus and any guarantee by American with respect to any such securities will be “structurally subordinated” to all existing and future liabilities (including debt and trade payables) of the existing and future subsidiaries of AMR (other than American, but only to the extent of any such guarantee) and American, respectively. Such subordination occurs because, as a general matter, claims of creditors of a subsidiary which is not a guarantor of parent company debt, including trade creditors, will have priority with respect to the assets and earnings of the subsidiary over the claims of creditors of its parent company.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratios of earnings to fixed charges of AMR and of American for the periods indicated:

	Year Ended December 31,										Six Months Ended
	2004		2005		2006		2007		2008		June 30, 2009

Ratio of Earnings to Fixed Charges
AMR		(1)		(3)	1.08		1.23			(7)		(9)
American		(2)		(4)	1.08	(5)	1.20	(6)		(8)		(10)

(1)	For the year ended December 31, 2004, AMR earnings were not sufficient to cover fixed charges. AMR needed additional earnings of $861 million to achieve a ratio of earnings to fixed charges of 1.0.

(2)	In April 2001, the board of directors of American approved the unconditional guarantee by American (the “American Guarantee”) of the existing debt obligations of AMR. As such, at December 31, 2004, American unconditionally guaranteed through the life of the related obligations approximately $1.3 billion of unsecured debt of AMR and approximately $466 million of secured debt of AMR. The impact of these unconditional guarantees is not included in the above computation. For the year ended December 31, 2004, earnings were not sufficient to cover fixed charges. American needed additional earnings of $898 million to achieve a ratio of earnings to fixed charges of 1.0.

(3)	For the year ended December 31, 2005, AMR earnings were not sufficient to cover fixed charges. AMR needed additional earnings of $958 million to achieve a ratio of earnings to fixed charges of 1.0.

(4)	At December 31, 2005, American’s exposure under the American Guarantee was approximately $1.2 billion with respect to unsecured debt of AMR and approximately $428 million with respect to secured debt of AMR. For the year ended December 31, 2005, earnings were not sufficient to cover fixed charges. American needed additional earnings of $956 million to achieve a ratio of earnings to fixed charges of 1.0.

(5)	At December 31, 2006, American’s exposure under the American Guarantee was approximately $1.1 billion with respect to unsecured debt of AMR and approximately $388 million with respect to secured debt of AMR.

(6)	At December 31, 2007, American’s exposure under the American Guarantee was approximately $1.1 billion with respect to unsecured debt of AMR and approximately $347 million with respect to secured debt of AMR.

(7)	For the year ended December 31, 2008, AMR earnings were not sufficient to cover fixed charges. AMR needed additional earnings of $2,151 million to achieve a ratio of earnings to fixed charges of 1.0.

(8)	At December 31, 2008, American’s exposure under the American Guarantee was approximately $745 million with respect to unsecured debt of AMR and approximately $305 million with respect to secured debt of AMR. For the year ended December 31, 2008, earnings were not sufficient to cover fixed charges. American needed additional earnings of $2,564 million to achieve a ratio of earnings to fixed charges of 1.0.

(9)	For the six months ended June 30, 2009, AMR earnings were not sufficient to cover fixed charges. AMR needed additional earnings of $785 million to achieve a ratio of earnings to fixed charges of 1.0.

(10)	At June 30, 2009, American’s exposure under the American Guarantee was approximately $425 million with respect to unsecured debt of AMR and approximately $284 million with respect to secured debt of AMR. For the six months ended June 30, 2009, earnings were not sufficient to cover fixed charges. American needed additional earnings of $774 million to achieve a ratio of earnings to fixed charges of 1.0.

For purposes of the table, “earnings” represents consolidated income from continuing operations before income taxes, extraordinary items, cumulative effect of accounting change and fixed charges (excluding interest capitalized). “Fixed charges” consists of interest expense (including interest capitalized), amortization of debt expense and the portion of rental expense we deem representative of the interest factor. The secured debt of AMR referred to in the footnotes to the table consists of guarantees by AMR of secured debt of the American Eagle® carriers.

Our ratio of earnings to combined fixed charges and preferred stock dividends has been the same as the ratio of earnings to fixed charges for each of the above periods because we have not had any shares of preferred stock outstanding during the last five years and have, therefore, not paid any dividends on preferred stock.

USE OF PROCEEDS

Except as we may describe otherwise in an applicable prospectus supplement, we will use the net proceeds from the sale of the securities for general corporate purposes, including, among other possible uses, the repayment or repurchase of short-term or long-term debt or lease obligations, the acquisition of aircraft by American or our other subsidiaries and other capital expenditures. We may also use the proceeds for temporary investments until we need them for general corporate purposes.

DIVIDEND POLICY

We have paid no cash dividends on our common stock and have no current intention of doing so. Any future determination to pay cash dividends will be at the discretion of our board of directors, subject to applicable limitations under Delaware law, and will be dependent upon our results of operations, financial condition, contractual restrictions and other factors deemed relevant by our board of directors.

DESCRIPTION OF DEBT SECURITIES

Introduction

We may elect to offer debt securities. We will issue the debt securities in one or more series under an indenture, which we refer to as the “indenture”, dated as of February 1, 2004, between us and Wilmington Trust Company, as trustee. The debt securities may include debentures, notes or other kinds of debt obligations. The debt securities will rank equal in right of payment with all of our other unsubordinated indebtedness. The amount of debt securities that we can issue under the indenture is unlimited.

The description of the terms of the debt securities and indenture in this prospectus is a summary. When we offer to sell a series of debt securities, we will summarize in a prospectus supplement the particular terms of such series of debt securities that we believe will be the most important to your decision to invest in such series of debt securities. As the terms of such series of debt securities may differ from the summary in this prospectus, the summary in this prospectus is subject to and qualified by reference to the summary in such prospectus supplement, and you should rely on the summary in such prospectus supplement instead of the summary in this prospectus if the summary in such prospectus supplement is different from the summary in this prospectus. You should keep in mind, however, that it is the debt securities and the indenture, and not the summaries in this prospectus or such prospectus supplement, which define your rights as a holder of debt securities of such series. There may be other provisions in such debt securities and the indenture that are also important to you. You should carefully read these documents for a full description of the terms of such debt securities. The indenture is filed as an exhibit to the registration statement that includes this prospectus. See “Where You Can Find More Information” for information on how to obtain a copy of the indenture.

In this description, we include references in parentheses to certain sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in any prospectus supplement, such sections or defined terms are incorporated by reference here or in the prospectus supplement.

The debt securities will not be secured by any of our property or assets, unless we tell you otherwise in an applicable prospectus supplement. Unless we tell you otherwise in an applicable prospectus supplement, the indenture does not limit the amount of other indebtedness or securities that may be issued by us or any of our subsidiaries. In addition, unless we tell you otherwise in an applicable prospectus supplement, the indenture does not contain any financial covenants or restrictions on the payment of dividends, the incurrence of debt, securing our debt or the issuance or repurchase of our debt securities, or any covenants or other provisions to afford protection to holders of debt securities in the event of a highly leveraged transaction or a change in control.

Specific Terms of Debt Securities

We may issue the debt securities in one or more series through an indenture that supplements the indenture or through a resolution of our board of directors or an authorized committee of our board of directors.

A prospectus supplement will describe specific terms relating to the series of debt securities then being offered. These terms may include some or all of the following:

•	the title and type of such debt securities;

•	any limit on the total principal amount of such debt securities;

•	the date or dates on which the principal of such debt securities will be payable, or the method of determining and/or extending such date(s), and the amount or amounts of such principal payments;

•	the date or dates from which any interest will accrue, or the method of determining such date(s);

•	any interest rate or rates (which may be fixed or variable) that such debt securities will bear, or the method of determining or resetting such rate or rates, and the interest payment dates (if any) for such debt securities;

•	the circumstances, if any, in which payments of principal, premium, if any, or interest on such debt securities may be deferred;

•	the place or places where any principal, premium or interest payments may be made;

•	any optional redemption or other early payment provisions, including the period(s) within which, the price(s) at which, the currency or currencies (including currency units) in which, and the terms and conditions upon which, AMR may redeem or prepay such debt securities;

•	any provisions obligating AMR to repurchase or otherwise redeem such debt securities pursuant to sinking fund or analogous provisions, upon the occurrence of a specified event or at the holder’s option;

•	if other than $1,000 denominations, the denominations in which such debt securities are issuable;

•	the amount of discount, if any, with which such debt securities will be issued;

•	if other than U.S. dollars, the currency or currencies, composite currency or currencies or currency units of payment of principal, premium, if any, and interest on such debt securities or in which the debt securities are denominated;

•	if applicable, the time period within which, the manner in which and the terms and conditions upon which a holder of a debt security can select the payment currency or currencies;

•	any index, formula or other method to be used for determining the amount of any payments on such debt securities;

•	if other than the outstanding principal amount, the amount that will be payable if the maturity of such debt securities is accelerated, or the method of determining such amount;

•	the person to whom any interest on such debt securities will be payable (if other than the registered holder of such debt securities on the applicable record date) and the manner in which it shall be payable;

•	any changes to or additional events of default or covenants;

•	any additions or changes to the indenture relating to a series of debt securities necessary to permit or facilitate issuing the series in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

•	any provisions for the payment of additional amounts on debt securities, including additional amounts on debt securities held by non-U.S. persons in respect of taxes or similar charges withheld or deducted, and for the optional redemption of such debt securities in lieu of paying such additional amounts;

•	any provisions modifying the defeasance or covenant defeasance provisions that apply to such debt securities;

•	whether such debt securities will be issued in whole or in part in the form of one or more temporary or global securities, and, if so, the identity of the depositary for such global security or securities;

•	if temporary global debt securities are issued, any special terms and conditions for payments thereon and for exchanges or transfers of beneficial interests therein;

•	appointment of any paying agent(s);

•	the terms and conditions of any obligation or right we would have or any option you would have to convert or exchange the debt securities into other securities, cash or property of AMR or any other person and any changes to the indenture to permit or facilitate such conversion or exchange;

•	if other than the laws of New York, the law governing such debt securities and the extent to which such other law governs;

•	whether an American guarantee will apply to such debt securities and, if so, the material terms thereof; and

•	any other special terms of such debt securities.

(Section 3.1 of the indenture)

Debt securities may also be issued under the indenture upon the exercise of warrants or delivery upon settlement of stock purchase contracts. See “Description of Warrants” and “Description of Stock Purchase Contracts and Stock Purchase Units”.

Unless we tell you otherwise in the applicable prospectus supplement, debt securities will not be listed on any securities exchange.

Unless we tell you otherwise in the applicable prospectus supplement, debt securities will be issued in fully registered form without coupons. If debt securities of any series are issued in bearer form, the applicable prospectus supplement will describe special restrictions and considerations, including special offering restrictions and special federal income tax considerations, applicable to such debt securities and to payments on and transfer and exchange of such debt securities. Bearer debt securities generally will be transferable by delivery. (Section 3.5 of the indenture) The indenture refers to the bearer of a bearer debt security as the “holder” of that debt security. (Section 1.1 of the indenture)

One or more series of debt securities may be sold at a substantial discount below their stated principal amount. Such a series of debt securities is issued at an “original issue discount”. Typically, a debt security that is issued at an “original issue discount” will not bear interest or will bear interest at an interest rate that is below the market interest rate at the time of issuance. If we issue debt securities at an “original issue discount”, the applicable prospectus supplement will describe certain special federal income tax and other considerations applicable to such debt securities.

If the purchase price of any debt securities is payable in foreign currencies, composite currencies or currency units, if any debt securities are denominated in foreign currencies, composite currencies or currency units, or if any debt securities are payable in foreign currencies, composite currencies or currency units, the applicable prospectus supplement will describe the special restrictions, elections and other specific terms and federal income tax considerations and certain other important information, with respect to such debt securities and such foreign currencies, composite currencies or currency units.

The principal, premium, interest or other payments on debt securities may be determined by reference to an index, formula or other method. Such an index, formula or other method may be based, without limitation, on the price of one or more commodities, derivatives or securities; a commodities, derivatives, securities exchange or other index; a foreign currency or currencies or one or more composite currencies or currency units; or any other variable or variables or any relationship between any variables or combination of variables. Holders of such debt securities may receive a principal payment or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable index, formula or other factor or changes in any applicable variable or variables. If we issue debt securities the payments on which are based on such an index, formula or other method, the applicable prospectus supplement will describe that index, formula or other method and other specific terms and certain special federal income tax and other considerations applicable to such debt securities.

One or more series of debt securities may be variable rate debt securities that may be exchangeable for fixed rate debt securities, or fixed rate debt securities exchangeable for variable rate debt securities. The applicable prospectus supplement will describe specific terms, federal income tax considerations and certain other important information relating to such debt securities.

We may issue debt securities of a particular series at different times. In addition, we may issue debt securities within a series with terms different from the terms of other debt securities of that series.

We may, in certain circumstances, without notice to or consent of the holders of the debt securities, issue additional debt securities having the same terms and conditions as the debt securities previously issued under this prospectus and any applicable prospectus supplement, so that such additional debt securities and the debt securities previously offered under this prospectus and any applicable prospectus supplement form a single series, and references in this prospectus and any applicable prospectus supplement to the debt securities shall include, unless the context otherwise requires, any further debt securities issued as described in this paragraph.

Subject to applicable law, we or any of our affiliates may at any time purchase or repurchase debt securities of any series in any manner and at any price. Debt securities of any series purchased by us or any of our affiliates may be held or surrendered by the purchaser of the debt securities for cancellation.

Registered Securities

As noted above, unless we tell you in a prospectus supplement that the specific debt securities described in that prospectus supplement are bearer debt securities, the debt securities will be “registered securities”. We and the trustee may treat the person in whose name a registered debt security is registered under any indenture as the owner of that debt security for all purposes, including for the purpose of receiving payments on that debt security. (Section 3.8 of the indenture) The indenture refers to each person in whose name a registered debt security is registered as the “holder” of that debt security. (Section 1.1 of the indenture)

Except as described below under “Global Debt Securities” or in the applicable prospectus supplement, a holder can exchange or transfer debt securities in registered form at the office of the trustee. Initially, the trustee will act as our agent for registering such debt securities in the names of holders and transferring such debt securities. We may appoint another entity at any time to perform this role or we may perform it ourselves. The entity performing the role of maintaining the list of registered holders and performing transfers is called the “registrar”. (Sections 3.5 and 9.2 of the indenture)

Unless we tell you otherwise in the applicable prospectus supplement, a holder seeking to transfer or exchange a registered debt security will not be required to pay a service charge to us, the registrar or the trustee, but such holder may be required to pay any tax or other governmental charge associated with the transfer or exchange. (Section 3.5 of the indenture)

If you are not the holder of any debt securities in registered form, your rights relating to those debt securities will be governed in part by applicable laws and by the account rules and policies of the broker, bank or financial intermediary through which you invest in such debt securities and any other financial intermediary that holds interests directly or indirectly in such debt securities (including any depositary referred to below under “Global Debt Securities”). None of AMR, American or the trustee has any responsibility for the account rules, policies, actions or records of any broker, bank or other financial intermediary through which you hold (directly or indirectly) your beneficial interest in a debt security in registered form.

If you are not the holder of any debt securities in registered form, you should consult the broker, bank or other financial intermediary through which you invest in such debt securities for information on your rights in respect of such debt securities. In particular, you should ask how you will receive payments, and whether you will be able to provide instructions as to how such broker, bank or other financial intermediary should exercise the rights of a “holder” under the indenture.

Global Debt Securities

We may specify in the applicable prospectus supplement that the debt securities of a series will be issued in the form of fully registered global securities (“registered global securities”). Registered global securities will be registered in the name of a financial institution we select. This financial institution, which will be the sole direct holder of the registered global securities, is called the “depositary”. We will identify any depositary in the applicable prospectus supplement. Any person wishing to own a debt security represented by a registered global security must do so indirectly by virtue of an account with a broker, bank or other financial intermediary that in turn has an account with the depositary, or with another financial intermediary that itself has an account with the depositary. The debt securities represented by the registered global securities may not be transferred to the name of any other holder unless the special circumstances described below occur.

Special Investor Considerations for Registered Global Securities.  Our obligations with respect to registered global securities, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to persons who are registered holders of those debt securities. For example, once a payment on a registered global security is made to the depositary, as sole holder of that registered global security, neither we nor the trustee has any further responsibility for that payment even if it is not passed along to the correct owners of the beneficial interests in that registered global security.

As long as the debt securities are represented by registered global securities:

•	You cannot have debt securities registered in your name under the indenture.

•	You cannot receive physical certificates from us for your interest in the debt securities.

•	You must look to your own bank or broker or other financial intermediary for payments on the debt securities.

•	You will have no rights as a “holder” under the indenture. This means that, among other things, you will have no right to give any direction, approval or instruction directly to the trustee under the indenture.

•	You may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their debt securities in the form of physical certificates.

•	The depositary’s policies will govern payments, transfers, exchanges and other matters relating to the registered global security. AMR, American and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the registered global security. AMR, American and the trustee also do not supervise the depositary in any way. In addition, AMR , American and the trustee have no responsibility for the actions or records of any broker, bank or other financial intermediary through which you hold (directly or indirectly) your beneficial interest in the registered global security.

•	Payment for purchases and sales in the market for corporate debentures and notes is generally made in next-day funds. In contrast, the depositary will usually require that interests in a registered global security be purchased or sold within its system using same-day funds. This difference could have some effect on how registered global security interests trade, but we do not know what that effect will be.

You should consult the broker, bank or other financial intermediary through which you invest in debt securities represented by registered global securities for information on your rights in respect of such debt securities. In particular, you should ask how you will receive payments and whether you will be able to provide instructions as to how the depositary should exercise the rights of a “holder” under the indenture.

Special Situations When a Registered Global Security Will Be Terminated.  In the special situations described in the next paragraph, a registered global security will terminate and interests in it will be exchanged for physical certificates representing debt securities. After that exchange, we believe that you likely will be able to choose whether to hold debt securities directly in your own name or indirectly through an account at a bank or broker or other financial intermediary. However, when a registered global security terminates, the depositary (and not AMR, American or the trustee) will be responsible for determining the names of the institutions that will be the initial direct holders of the debt securities. You must consult your own bank or broker or other financial intermediary at such time to find out how to have your interests in debt securities transferred to your own name, if you wish to become a direct holder.

The special situations for termination of a registered global security are:

•	When the depositary notifies us that it is unwilling, unable or no longer qualifies to continue as depositary (unless a replacement depositary is named).

•	When we determine not to have any of the debt securities of a series represented by a registered global security and notify the trustee of our decision.

(Section 3.5 of the indenture) In addition, a prospectus supplement may list situations for terminating a registered global security that would apply only to the particular series of debt securities covered by that prospectus supplement.

Bearer Global Securities.  The debt securities of a series may also be issued wholly or partially in the form of one or more bearer global securities (“bearer global securities”) that will be deposited with a depositary, or with a nominee for such depositary, identified in the applicable prospectus supplement. Any such bearer global securities may be issued in temporary or permanent form. (Sections 3.4 and 3.5 of the indenture) The applicable prospectus supplement will describe the specific terms and procedures, including the depositary arrangement, with respect to any portion of a series of debt securities to be represented by bearer global securities.

Payments

Unless we tell you otherwise in the applicable prospectus supplement, we will generally deposit interest, principal and any other money due on the debt securities, in the designated currency, with the trustee, and the trustee will act as our agent for making payments on the debt securities. We may change this appointment to another entity or perform this role ourselves. The entity performing the role of making payments is called the “paying agent”. We may, at our option, make any interest payments on debt securities in registered form by having the trustee mail checks or make wire transfers to the registered holders listed in the registrar’s records. (Sections 3.7(a) and 9.2 of the indenture) If you are not the holder of any debt securities in registered form, you must make your own arrangements with the bank, broker or other financial intermediary through which you invest in such debt securities to receive payments.

Unless we tell you otherwise in the applicable prospectus supplement, interest, if any, will be payable to each holder listed in the registrar’s records at the close of business on a particular day in advance of each due date for interest, even if such holder no longer owns the debt security on the interest due date. That particular day is called the “record date” and will be stated in the prospectus supplement. (Section 3.7(a) of the indenture) Persons buying and selling debt securities between a record date and an interest payment date must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the registered holder on the record date.

Unless we tell you otherwise in the applicable prospectus supplement, interest payable on any debt security in registered form that is not punctually paid or duly provided for on any interest payment date will cease to be payable to the holder in whose name such debt security is registered on the relevant record date. Such defaulted interest will instead be payable to the person in whose name such debt security is registered on the special record date or other specified date determined in accordance with the indenture. (Section 3.7(b) of the indenture)

We will make payments on debt securities in bearer form in the currency and in the manner designated in the applicable prospectus supplement, subject to any relevant laws and regulations, at such paying agencies outside the United States as we may appoint from time to time. The paying agents outside the United States initially appointed by us for a series of debt securities will be named in the applicable prospectus supplement.

Unless we tell you otherwise in the applicable prospectus supplement, if any payment date is not a business day, payments scheduled to be made on such payment date may be made on the next succeeding business day without additional interest.

We may at any time designate additional paying agents or rescind the designation of any paying agents, except that, if debt securities of a series are issuable as registered securities, we will be required to maintain at least one paying agent in each place of payment designated for such series and, if debt securities of a series are issuable as bearer securities, we will be required to maintain a paying agent in a place of payment outside the United States where debt securities of such series and any related coupons may be presented and surrendered for payment. (Section 9.2 of the indenture)

Unless we tell you otherwise in the applicable prospectus supplement, any moneys or governmental obligations (including the proceeds thereof) deposited with the trustee or any paying agent, or then held by us in trust, for the payment of the principal of, premium, if any, or interest or other amounts on any debt security that remains unclaimed for two years after such principal, premium, if any, or interest or other amounts has become due and payable will, at our request, be repaid to us. After repayment to us, holders of such debt securities will be entitled to seek payment only from us as a general unsecured creditor.

Notices

AMR and the trustee will send notices regarding debt securities in registered form only to registered holders, using their addresses as listed in the registrar’s records. If you are not the holder of debt securities in registered form, you should consult the broker, bank or other financial intermediary through which you invest in such debt securities for information on how you will receive such notices. Holders of bearer debt securities will be notified by publication as described in the prospectus supplement relating to such debt securities. (Section 1.6 of the indenture)

Redemption

Unless we state otherwise in an applicable prospectus supplement, debt securities will not be subject to any sinking fund.

The redemption features, if any, of any series of debt securities will be described in the applicable prospectus supplement. We may redeem debt securities in denominations larger than $1,000 but, unless we state otherwise in an applicable prospectus supplement, only in integral multiples of $1,000.

Unless we state otherwise in an applicable prospectus supplement, we will mail notice of any redemption of debt securities at least 15 days but not more than 60 days before the redemption date to the holders. Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the debt securities or the portions called for redemption.

Consolidation, Merger or Sale by AMR

The indenture generally permits AMR to consolidate or merge with or into another entity and to sell or otherwise dispose of all or substantially all of its assets. However, we may not take any of these actions unless all the following conditions are met:

•	where we merge out of existence or sell or otherwise dispose of our assets, the other entity must be a corporation, limited liability company, partnership, trust or other person organized and existing under the laws of the United States of America or a State thereof, and it must agree to be legally responsible for all of AMR’s obligations under the debt securities and the indenture;

•	the transaction must not cause a default on the debt securities and AMR must not already be in default (for this purpose, a “default” is an event that with notice or passage of time would become an event of default); and

•	AMR must deliver certain certificates and documents to the trustee.

The remaining or acquiring person after any such transaction will be substituted for AMR under the indenture and the debt securities, and all obligations of AMR will terminate. (Section 7.1 of the indenture)

Events of Default, Notice and Certain Rights on Default

The term “event of default” means, with respect to debt securities of any series, any of the following:

•	We fail to pay interest on a debt security of such series within 30 days of its due date.

•	We fail to pay principal or any premium on a debt security of such series, or we fail to deposit any mandatory sinking fund payment, within 10 days of its due date.

•	We remain in breach of a covenant in the indenture for 60 days after we receive a notice of default stating we are in breach. The notice must be sent by either the trustee or the holders of at least 25% of the principal amount of the debt securities of the affected series.

•	We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur.

•	There occurs any other “event of default” described in the applicable supplemental indenture or board resolution providing for the issuance of such series of debt securities.

(Section 5.1 of the indenture) An event of default for a particular series of debt securities will not necessarily constitute an event of default for any other series of debt securities.

The indenture requires the trustee to notify holders of the applicable series of debt securities of any uncured default within 90 days after such default occurs. The trustee may withhold notice, however, of any default (except in the payment of principal or interest) if it considers such withholding of notice to be in the holders’ best interests. (Section 6.5 of the indenture)

If an event of default has occurred and has not been cured, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the affected series may declare the entire principal amount (or, if the debt securities of that series are original issue discount debt securities or debt securities payable in accordance with an index, formula or other method, such portion of the principal amount or other amount specified in the prospectus supplement) of all the debt securities of that series to be due and immediately payable. (Section 5.2 of the indenture) The holders of a majority in aggregate principal amount of the debt securities of the affected series may waive, on behalf of the holders of all debt securities of such series, any past default or event of default with respect to that series and its consequences, except a default or event of default in the payment of the principal of or premium, if any, or interest, if any, on any debt security and certain other defaults. (Section 5.7 of the indenture)

The holders of a majority in aggregate principal amount of the debt securities of the affected series (with the debt securities of each such series voting as a class) may direct the time, method and place of conducting any proceeding for any remedy available to the trustee for such series, or exercising any trust or power conferred on such trustee with respect to the debt securities of such series, as long as such direction does not conflict with any law or the indenture and subject to certain other limitations, including, if requested by the trustee, the provision of security or indemnity satisfaction to the trustee. (Section 5.8 of the indenture)

Before a holder can bypass the trustee and bring its own lawsuit or other formal legal action or take other steps to enforce its rights or protect its interests relating to the debt securities, the following must occur:

•	such holder must give the trustee written notice that an event of default has occurred and remains uncured;

•	the holders of at least 25% in aggregate principal amount of all debt securities of the relevant series must request the trustee in writing to take action because of the event of default, and must offer security or indemnity to the trustee against the cost and other liabilities of taking that action;

•	the trustee must not have taken action for 60 days after receipt of the above notice, request and indemnity; and

•	the holders of a majority in aggregate principal amount of the debt securities of that series must not have given the trustee a direction inconsistent with the above request.

(Section 5.9 of the indenture)

However, a direct holder is entitled to bring a lawsuit at any time for the payment of principal, premium, if any, and interest due on its debt securities after the due date. (Section 5.10 of the indenture)

If you are not the holder of debt securities in registered form, you should consult the broker, bank or financial intermediary through which you invest in such debt securities for information on your rights in respect of those debt securities following an event of default.

We will file annually with the trustee a certificate as to AMR’s compliance with all conditions and covenants of the indenture. (Section 9.7 of the indenture)

Modification of the Indenture

Except to the extent otherwise provided in the applicable prospectus supplement, there are three categories of changes we can make to the indenture and the debt securities, as follows:

Changes Requiring Approval of Each Affected Holder.  First, there are changes that cannot be made to the indenture and the debt securities of any series without the approval of each holder of such debt securities who would be affected by such change. Following is a summary of those changes:

•	to change the time for payment of principal of or interest on a debt security;

•	to reduce the amounts of principal of or interest on a debt security;

•	to reduce the amount of any premium payable upon the redemption of a debt security;

•	to reduce the amount payable upon acceleration of the maturity of an original issue discount debt security or a debt security payable in accordance with an index, formula or other method;

•	to change the currency of payment on a debt security;

•	to impair the right to sue for payment on a debt security;

•	to reduce the percentage of holders of debt securities of such series whose consent is needed to modify or amend the indenture or to waive compliance with certain provisions of the indenture or to waive certain defaults; or

•	to modify the provisions relating to waiver of certain defaults or modifications of the indenture and debt securities, other than to increase any percentage of holders required for such waivers and modifications, or to provide that other provisions of the indenture and debt securities may not be modified without consent of each affected holder.

(Section 8.2 of the indenture)

Changes Not Requiring Approval.  The second category of changes to the indenture and the debt securities does not require any vote by holders of debt securities. Following is a summary of those changes:

•	to reflect that another corporation or entity has succeeded AMR or American and assumed its covenants and obligations under, as applicable, the indenture, any debt securities and any related American guarantee;

•	to add to AMR’s or American’s covenants, to surrender any right or power of AMR or American, or to comply with any SEC requirement in connection with the qualification of the indenture or any American guarantee;

•	to add additional events of default with respect to any series;

•	to add or change any provisions to the extent necessary to facilitate the issuance of debt securities in bearer form or in global form;

•	to add, or to change or eliminate, any provision affecting debt securities not yet issued, including to make appropriate provisions for an American guarantee;

•	to secure the debt securities;

•	to establish the form or terms of debt securities;

•	to provide for the electronic delivery of supplemental indentures or debt securities of any series;

•	to evidence and provide for successor or additional trustees or to facilitate the appointment of a separate trustee or trustees for one or more series of debt securities;

•	if allowed without penalty under applicable laws and regulations, to permit payment in respect of debt securities in bearer form in the United States;

•	to correct or supplement any inconsistent provisions or to cure any ambiguity or correct any mistake in the indenture, any debt securities or any American guarantee; or

•	to make any other provisions with respect to matters or questions arising under the indenture, as long as such action does not materially adversely affect holders of the debt securities.

(Section 8.1 of the indenture)

Changes Requiring a Majority Vote.  The third category of changes to the indenture and the debt securities requires a vote in favor by holders of debt securities owning a majority of the principal amount of each particular series adversely affected. This category includes other changes to the indenture and debt securities not part of the first and second categories of changes to the indenture and debt securities described above. (Section 8.2 of the indenture)

If you are not the holder of debt securities in registered form, you should consult with the broker, bank or financial intermediary through which you invest in such debt securities for information on how approval will be granted or denied if we seek to change the indenture or request a waiver of any of its terms.

Satisfaction and Discharge

The indenture provides that when, among other things, all debt securities of a series not previously delivered to the trustee for cancellation:

•	have become due and payable,

•	will become due and payable at their stated maturity within one year, or

•	are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name and at our expense,

and we have deposited or caused to be deposited with the trustee, money or certain governmental obligations or a combination thereof in an amount to be sufficient to pay and discharge the entire indebtedness on debt securities of such series not previously delivered to the trustee for cancellation, for the principal, and premium, if any, and interest to the date of the deposit or to the stated maturity or redemption date, as the case may be, then the indenture will cease to be of further effect with respect to such series of debt securities, and we will be deemed to have satisfied and discharged the indenture with respect to such series of debt securities. (Section 4.1 of the indenture)

Defeasance

Unless we tell you otherwise in the applicable prospectus supplement, the following discussion of full defeasance and covenant defeasance will apply to each series of debt securities. (Article IV of the indenture)

Full Defeasance.  Under certain circumstances, we can legally release ourselves from any payment or other obligations on the debt securities of any series (called “full defeasance”) if we put in place the following arrangements for the holders of those debt securities to be repaid:

•	we must irrevocably deposit in trust for the holders’ benefit a combination of money and certain governmental obligations specified in the indenture that will generate enough money to pay when due the principal of and any premium or interest on the debt securities of such series and to make any mandatory sinking fund payments on such debt securities; and

•	we must deliver to the trustee a legal opinion of our counsel confirming that there has been a change in federal tax law as in effect on the date of the indenture or an Internal Revenue Service ruling that lets us make the above deposit without causing holders to be taxed on the debt securities of such series any differently than if AMR did not make the deposit and simply repaid such debt securities itself.

(Sections 4.4 and 4.6 of the indenture)

If we ever did accomplish full defeasance, as described above, holders would have to rely solely on the trust deposit for repayment on the debt securities of the particular series defeased. Holders could not look to AMR or any American guarantee for repayment if a shortfall occurred.

AMR may exercise its full defeasance option even if it has previously exercised its covenant defeasance option. If AMR exercises its full defeasance option, payment of the particular series of debt securities defeased may not be accelerated because of a default or an event of default. (Section 4.4 of the indenture)

Covenant Defeasance.  Under certain circumstances, we can make the same type of deposit described above and be released from some of the restrictive covenants in the debt securities of any series. This is called “covenant defeasance”. In that event, holders of those debt securities would lose the protection of those restrictive covenants but would gain the protection of having money and certain governmental obligations set aside in trust to repay such debt securities. To achieve covenant defeasance, we must do the following:

•	we must irrevocably deposit in trust for the holders’ benefit a combination of money and certain governmental obligations specified in the indenture that will generate enough money to pay when due the principal of and any premium or interest on the debt securities of such series and to make any mandatory sinking fund payments on such debt securities; and

•	we must deliver to the trustee a legal opinion of our counsel confirming that, under federal tax law as in effect at the time of such deposit, AMR may make such deposit without causing holders to be taxed on the debt securities of such series any differently than if AMR did not make the deposit and simply repaid such debt securities itself.

(Sections 4.5 and 4.6 of the indenture)

If AMR exercises its covenant defeasance option with respect to the debt securities of a series, certain restrictive covenants of the indenture and certain events of default would no longer apply to such series. (Section 4.5 of the indenture) If one of the remaining events of default occurred, however, and payment of the debt securities of such series was accelerated, there could be a shortfall between the amount in the trust deposit at that time and the amount then due on such series. Holders could still look to AMR for payment of such debt securities if there were such a shortfall. Depending on the event causing the default (such as AMR’s bankruptcy), however, holders may not be able to obtain payment of the shortfall from AMR.

Conversion or Exchange

We may issue debt securities that we may convert or exchange into common stock, other securities, cash or property. If so, we will describe the specific terms on which the debt securities may be converted or exchanged in the applicable prospectus supplement. The conversion or exchange may be mandatory, at your option, or at our option. The applicable prospectus supplement will describe the manner in which the shares of common stock, other securities, cash or property you would receive would be issued.

Guarantee of American

American may guarantee unconditionally our obligations under any series of debt securities and the indenture as described in the applicable prospectus supplement. If American guarantees these obligations under any series of debt securities, we will tell you in the applicable prospectus supplement and describe the terms of the guarantee in such prospectus supplement. Unless we tell you otherwise in the applicable prospectus supplement, such guarantee will be enforceable without any need to first enforce the debt securities against AMR, and will be an unsecured obligation of American.

The Trustee

Wilmington Trust Company is the trustee under the indenture. Wilmington Trust Company acts as trustee with respect to certain other financing transactions of ours and of our affiliates. Wilmington Trust Company may from time to time provide banking or other services to us and our affiliates.

DESCRIPTION OF CAPITAL STOCK OF AMR CORPORATION

We may elect to offer common stock or preferred stock. AMR’s certificate of incorporation, as amended (the “Certificate of Incorporation”) authorizes us to issue 750,000,000 shares of common stock, par value $1.00 per share, and 20,000,000 shares of preferred stock, without par value. On July 13, 2009, 279,892,740 shares of our common stock were outstanding. Our common stock currently is listed on the New York Stock Exchange under the trading symbol “AMR”. No shares of our preferred stock are outstanding as of the date hereof.

The description of our capital stock in this prospectus is a summary. When we offer to sell capital stock, we will summarize in a prospectus supplement the particular terms of such capital stock that we believe will be the most important to your decision to invest in such capital stock. As the terms of such capital stock may differ from the summary in this prospectus, the summary in this prospectus is subject to and qualified by reference to the summary in such prospectus supplement, and you should rely on the summary in such prospectus supplement instead of the summary in this prospectus if the summary in such prospectus supplement is different from the summary in this prospectus. You should keep in mind, however, that it is the Certificate of Incorporation and our by-laws, as amended (the “By-Laws”), and statutory and common law, including the Delaware General Corporation Law (the “DGCL”), and not the summaries in this prospectus or such prospectus supplement, which define your rights as a holder of such capital stock. There may be other provisions in the Certificate of Incorporation and By-Laws that are also important to you. You should carefully read these documents for a full description of the terms of such capital stock. Our Certificate of Incorporation and By-Laws are incorporated by reference as exhibits to the registration statement that includes this prospectus. See “Where You Can Find More Information” for information on how to obtain copies of our Certificate of Incorporation and By-Laws.

Common Stock

Voting Rights.  The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Except as otherwise provided by law, the holders of our common stock vote as one class. The shares of our common stock do not have cumulative voting rights. As a result, subject to the voting rights, if any, of the holders of any shares of our preferred stock which may at the time be outstanding, the holders of common stock entitled to exercise more than 50% of the voting rights in an election of directors can elect 100% of the directors to be elected if they choose to do so. In such event, the holders of the remaining shares of our common stock voting for the election of directors will not be able to elect any persons to the board of directors.

Delaware General Corporation Law Section 203.  As a corporation organized under the laws of the State of Delaware, we are subject to Section 203 of the DGCL which restricts certain business combinations between us and an “interested stockholder” (in general, a stockholder owning 15% or more of our outstanding voting stock) or its affiliates or associates for a period of three years following the date on which the stockholder becomes an “interested stockholder”. The restrictions do not apply if (i) prior to an interested stockholder becoming such, the board of directors approves either the business combination or the transaction in which the stockholder becomes an interested stockholder, (ii) upon consummation of the transaction in which any person becomes an interested stockholder, such interested stockholder owns at least 85% of our voting stock outstanding at the time the transaction commences (excluding shares owned by certain employee stock ownership plans and persons who are both directors and officers of AMR) or (iii) on or subsequent to the date an interested stockholder becomes such, the business combination is both approved by the board of directors and authorized at an annual or special meeting of our stockholders, not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

Liquidation Rights and Other Provisions.  Subject to the prior rights of creditors and the holders of any preferred stock which may be outstanding from time to time, the holders of our common stock are entitled in the event of liquidation, dissolution or winding up to share pro rata in the distribution of all remaining assets.

The holders of our common stock are entitled to such dividends as our board of directors may declare from time to time from legally available funds subject to the preferential rights of the holders of any shares of our preferred stock that we may issue in the future. See “Dividend Policy”.

The common stock is not liable to any calls or assessments and is not convertible into any other securities. The Certificate of Incorporation provides that the private property of the stockholders shall not be subject to the payment of corporate debts. There are no redemption or sinking funds provisions applicable to the common stock, and the Certificate of Incorporation provides that there shall be no preemptive rights.

The Certificate of Incorporation provides that our directors shall not be personally liable to AMR or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to AMR or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Section 174 of the DGCL specifies conditions under which directors of Delaware corporations may be liable for unlawful dividends or unlawful stock purchases or redemptions.

The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company.

Preferred Stock

Subject to the limitations prescribed by the DGCL, the Certificate of Incorporation authorizes our board of directors to provide for the issuance of shares of preferred stock, from time to time, in one or more series, and to fix any voting powers, full or limited, and the designation, preferences and relative, participating, optional or other special rights, applicable to the shares to be included in any such series and any qualifications, limitations or restrictions thereon.

A prospectus supplement will describe specific terms of the series of preferred shares then being offered. These terms may include some or all of the following:

•	title;

•	the number of shares offered;

•	the liquidation preference per share;

•	the purchase price;

•	the dividend rates, periods and/or payment dates or methods of calculation of the dividend rates;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	the procedures for any auction or remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption, if applicable;

•	the terms and conditions, if applicable, upon which the preferred shares will be convertible into our common shares, other securities, cash or property, including whether such conversion is mandatory, at your option or at our option, the conversion price, or manner of calculation of the conversion price, and conversion period;

•	the terms and conditions, if applicable, upon which preferred shares will be exchanged into debt securities, other securities, cash or property, including whether such exchange is mandatory, at your option or at our option, the exchange price, or manner of calculating the exchange price, and the exchange period;

•	voting rights, if any;

•	the relative ranking and preferences of the preferred shares as to dividend rights upon liquidation, dissolution or winding up of our affairs;

•	the restrictions, if any, on the issue or reissue of any additional shares of such series;

•	any limitations on issuance of any series of preferred shares ranking senior to or equal to the series of preferred shares as to dividend rights upon our liquidation, dissolution or winding up;

•	information with respect to book-entry procedures, if any; and

•	any other specific terms, preferences, rights, limitations or restrictions.

Unless we tell you otherwise in the applicable prospectus supplement, preferred shares will not be listed on any securities exchange.

Unless otherwise specified in the prospectus supplement, the preferred shares will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank:

•	senior to all series of our common shares, and to all equity securities issued by us the terms of which specifically provide that such equity securities rank junior to the preferred shares with respect to dividend rights or rights upon our liquidation, dissolution or winding up;

•	equal to all equity securities issued by us the terms of which specifically provide that those equity securities will rank equal to the preferred shares with respect to dividend rights or rights upon our liquidation, dissolution or winding up; and

•	junior to all equity securities issued by us the terms of which specifically provide that those equity securities rank senior to the preferred shares with respect to dividend rights or rights upon our liquidation, dissolution or winding up.

The applicable prospectus supplement will specify the transfer agent and registrar for any shares of preferred stock we may offer pursuant to this prospectus.

DESCRIPTION OF DEPOSITARY SHARES

General Terms

We may elect to offer depositary shares representing receipts for fractional interests in debt securities or preferred stock. In this case, we will issue receipts for depositary shares, each of which will represent a fraction of a debt security or share of a particular series of preferred stock (or a combination thereof), as the case may be. We will deposit the debt securities or shares of any series of preferred stock represented by depositary shares under a deposit agreement between us and a depositary, which we will name in the applicable prospectus supplement. Subject to the terms of the deposit agreement, as an owner of a depositary share you will be entitled, in proportion to the applicable fraction of a debt security or share of preferred stock represented by the depositary share, to all the rights and preferences of the debt security or preferred stock, as the case may be, represented by the depositary share, including, as the case may be, interest, dividend, voting, conversion, redemption, sinking fund, repayment at maturity, subscription and liquidation rights.

The description of our depositary shares in this prospectus is a summary. When we offer to sell depositary shares, we will summarize in a prospectus supplement the particular terms of such depositary shares and the applicable deposit agreement that we believe will be the most important to your decision to invest in such depositary shares. As the terms of such depositary shares may differ from the summary in this prospectus, the summary in this prospectus is subject to and qualified by reference to the summary in such prospectus supplement, and you should rely on the summary in such prospectus supplement instead of the summary in this prospectus if the summary in such prospectus supplement is different from the summary in this prospectus. You should keep in mind, however, that it is the depositary shares, the deposit agreement and the indenture (in the case of depositary shares representing fractional interests in debt securities), or the Certificate of Incorporation and By-Laws (in the case of depositary shares representing fractional interests in preferred stock) and not the summaries in this prospectus or such prospectus supplement, which define your rights as a holder of such depositary shares. There may be other provisions in these documents that are also important to you. You should carefully read these documents for a full description of the terms of such depositary shares. A copy of the form of deposit agreement will be filed with the SEC as an exhibit to a report on Form 8-K or by a post-effective amendment to the registration statement that includes this prospectus. See “Where You Can Find More Information” for information on how to obtain copies of this document.

Interest, Dividends and Other Distributions

The depositary will distribute all payments of interest, cash dividends or other cash distributions received on the debt securities or preferred stock, as the case may be, to you in proportion to the number of depositary shares that you own.

In the event of a distribution other than in cash, the depositary will distribute property received by it to you in an equitable manner, unless the depositary determines that it is not feasible to make a distribution. In that case the depositary may sell the property and distribute the net proceeds from the sale to you.

Redemption of Depositary Shares

If we redeem a debt security or series of preferred stock represented by depositary shares, the depositary will redeem your depositary shares from the proceeds received by the depositary resulting from the redemption. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per debt security or share of preferred stock, as the case may be, payable in relation to the redeemed series of debt securities or preferred stock. Whenever we redeem debt securities or shares of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing, as the case may be, the debt securities or shares of preferred stock redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot, proportionately or by any other equitable method as the depositary may determine.

Exercise of Rights under the Indenture or Voting the Preferred Stock

Upon receipt of notice of any meeting at which you, as a holder of interests in deposited preferred stock, are entitled to vote, or of any request for instructions or directions from you, as a holder of interests in deposited debt securities, the depositary will mail to you the information contained in that notice. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary how to give instructions or directions with respect to the debt securities represented by that holder’s depositary shares or how to vote the amount of the preferred stock represented by that holder’s depositary shares. The record date for the depositary shares will be the same date as the record date for the debt securities or preferred stock, as the case may be. The depositary will endeavor, to the extent practicable, to give instructions or directions with respect to the debt securities or to vote the amount of the preferred stock, as the case may be, represented by the depositary shares in accordance with those instructions. We will agree to take all reasonable action which the depositary may deem necessary to enable the depositary to do so. Unless we tell you otherwise in the applicable prospectus supplement, the depositary will abstain from giving instructions or directions with respect to the debt securities or voting shares of the preferred stock, as the case may be, represented by your depositary shares if it does not receive specific instructions from you.

Amendment and Termination of the Deposit Agreement

As further described in the applicable prospectus supplement, we and the depositary may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time. However, any amendment which materially and adversely alters the rights of the holders of the depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding.

The deposit agreement will terminate if:

•	all outstanding depositary shares have been redeemed; or

•	there has been a complete repayment or redemption of the debt securities or a final distribution in respect of the preferred stock, including in connection with our liquidation, dissolution or winding up, and the repayment, redemption or distribution proceeds, as the case may be, have been distributed to you.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to do so. We also may, at any time, remove the depositary. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. We must appoint the successor depositary within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the debt securities or preferred stock, as the case may be, and issuance of depositary receipts, all withdrawals of shares of debt securities or preferred stock, as the case may be, by you and any repayment or redemption of the debt securities or preferred stock, as the case may be. You will pay other transfer and other taxes and governmental charges, as well as the other charges that are expressly provided in the deposit agreement to be for your account.

Miscellaneous

The depositary will forward all reports and communications from us which are delivered to the depositary and which we are required or otherwise determine to furnish to holders of debt securities or preferred stock, as the case may be.

Neither we nor the depositary will be obligated to prosecute or defend any legal proceedings relating to any depositary shares, debt securities or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting debt securities or shares of preferred stock for deposit, you or other persons believed to be competent and on documents which we and the depositary believe to be genuine.

Guarantee of American

American may guarantee unconditionally our obligations under the depositary shares and the applicable deposit agreement as described in the applicable prospectus supplement. If American guarantees these obligations, we will tell you in the applicable prospectus supplement and describe the terms of the guarantee in such prospectus supplement. Unless we tell you otherwise in the applicable prospectus supplement, such guarantee will be enforceable without any need to first enforce the depositary shares against AMR, and will be an unsecured obligation of American.

DESCRIPTION OF WARRANTS

We may elect to offer warrants, including warrants to purchase debt securities, preferred stock, common stock or other securities, property or assets (including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices), as well as other types of warrants. We may issue warrants independently or together with any other securities, and they may be attached to or separate from those securities. We will issue the warrants under warrant agreements between us and a bank or trust company, as warrant agent, that we will describe in the prospectus supplement relating to the warrants that we offer.

The description of our warrants in this prospectus is a summary. When we offer to sell warrants, we will summarize in a prospectus supplement the particular terms of such warrants and the applicable warrant agreement that we believe will be the most important to your decision to invest in such warrants. As the terms of such warrants may differ from the summary in this prospectus, the summary in this prospectus is subject to and qualified by reference to the summary in such prospectus supplement, and you should rely on the summary in such prospectus supplement instead of the summary in this prospectus if the summary in such prospectus supplement is different from the summary in this prospectus. You should keep in mind, however, that it is the warrant certificate relating to such warrants and the warrant agreement, and not the summaries in this prospectus or such prospectus supplement, which defines your rights as a holder of such warrants. There may be other provisions in the warrant certificate relating to such warrants and the warrant agreement that are also important to you. You should carefully read these documents for a full description of the terms of such warrants. Forms of these documents will be filed with the SEC as exhibits to a report on Form 8-K or by a post-effective amendment to the registration statement that includes this prospectus. See “Where You Can Find More Information” for information on how to obtain copies of these documents.

Debt Warrants

We may offer warrants to purchase debt securities (“debt warrants”). A prospectus supplement will describe specific terms of the debt warrants, the warrant agreement relating to the debt warrants and the warrant certificates representing the debt warrants. These terms may include some or all of the following:

•	the title of the debt warrants;

•	the debt securities for which the debt warrants are exercisable;

•	the aggregate number of the debt warrants;

•	the principal amount of debt securities that you may purchase upon exercise of each debt warrant, and the price or prices at which such principal amount may be purchased upon exercise;

•	if other than U.S. dollars, the currency or currencies, composite currency or currencies or currency units in which such debt warrants are to be issued or for which the debt warrants may be exercised;

•	the procedures and conditions relating to the exercise of the debt warrants;

•	the designation and terms of any related debt securities issued with the debt warrants, and the number of debt warrants issued with each debt security;

•	the date, if any, from which you may separately transfer the debt warrants and the related securities;

•	the date on which your rights to exercise the debt warrants commence, and the date on which your rights expire;

•	the maximum or minimum number of the debt warrants which you may exercise at any time;

•	any mandatory or optional redemption provisions;

•	information with respect to book entry procedures, if any;

•	if applicable, a discussion of material federal income tax considerations;

•	the terms of the securities you may purchase upon exercise of the debt warrants; and

•	any other terms of the debt warrants and terms, procedures and limitations relating to your exercise of the debt warrants.

We will also describe in the applicable prospectus supplement any provisions for a change in the exercise price or expiration date of the debt warrants and the kind, frequency and timing of any notice to be given. You may exchange warrant certificates for new warrant certificates of different denominations and you may exercise debt warrants at the corporate trust office of the warrant agent or any other office that we indicate in the applicable prospectus supplement. We will not charge any service charges for any transfer or exchange of warrant certificates, but we may require payment for tax or other governmental charges in connection with the exchange or transfer. Unless the prospectus supplement states otherwise, prior to exercise, you will not have any of the rights of holders of the debt securities purchasable upon that exercise and will not be entitled to payments of principal, premium, if any, or interest on the debt securities purchasable upon the exercise.

Other Warrants

We may issue other warrants. A prospectus supplement will describe specific terms of the warrants, the warrant agreement relating to the warrants and the warrant certificates representing the warrants. These terms may include some or all of the following:

•	the title of the warrants;

•	the securities, which may include preferred stock or common stock or other of our securities, or other securities, property or assets (including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices), for which you may exercise the warrants;

•	the aggregate number of the warrants;

•	the number of securities, or the amount of other property or assets, that you may purchase upon exercise of each warrant, and the price or prices at which such securities, property or assets may be purchased;

•	if other than U.S. dollars, the currency or currencies, composite currency or currencies or currency units in which such warrants are to be issued or for which the warrants may be exercised;

•	the procedures and conditions relating to the exercise of the warrants;

•	the designation and terms of any related securities issued with the warrants, and the number of warrants issued with each security;

•	the date, if any, from which you may separately transfer the warrants and the related securities or other property or assets;

•	the date on which your rights to exercise the warrants commence, and the date on which your rights expire;

•	the maximum or minimum number of warrants which you may exercise at any time;

•	any mandatory or optional redemption provisions;

•	information with respect to book entry procedures, if any;

•	if applicable, a discussion of material federal income tax considerations;

•	the terms of any securities you may purchase upon exercise of the warrants; and

•	any other terms of the warrants, including terms, procedures and limitations relating to your exchange and exercise of the warrants.

We will also describe in the applicable prospectus supplement any provisions for a change in the exercise price or the expiration date of the warrants and the kind, frequency and timing of any notice to be given. You may exchange warrant certificates for new warrant certificates of different denominations and you may exercise warrants at the corporate trust office of the warrant agent or any other office that we indicate in the applicable prospectus supplement. We will not charge any service charges for any transfer or exchange of warrant certificates, but we may require payment for tax or other governmental charges in connection with the exchange or transfer. Unless the prospectus supplement states otherwise, prior to the exercise of your warrants, you will not have any of the rights of holders of the preferred stock, common stock or other securities, property or assets purchasable upon that exercise and will not be entitled to dividend or other payments, if any, or voting rights of the preferred stock, common stock or other securities purchasable upon the exercise.

Exercise of Warrants

We will describe in the prospectus supplement relating to the warrants the principal amount, the number of our securities, or amount of other securities, property or assets that you may purchase for cash upon exercise of a warrant, and the exercise price. You may exercise a warrant as described in the prospectus supplement relating to the warrants at any time up to the close of business on the expiration date stated in the prospectus supplement.

Unexercised warrants will become void after the close of business on the expiration date, or any later expiration date that we determine.

We will forward the securities, property or assets purchasable upon the exercise as soon as practicable after receipt of payment and the properly completed and executed warrant certificate at the corporate trust office of the warrant agent or other office stated in the applicable prospectus supplement. If you exercise less than all of the warrants represented by the warrant certificate, we will issue you a new warrant certificate for the remaining warrants.

Guarantee of American

American may guarantee unconditionally our obligations under the warrants and the applicable warrant agreement as described in the applicable prospectus supplement. If American guarantees these obligations, we will tell you in the applicable prospectus supplement and describe the terms of the guarantee in such prospectus supplement. Unless we tell you otherwise in the applicable prospectus supplement, such guarantee will be enforceable without any need to first enforce the warrants against AMR, and will be an unsecured obligation of American.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may elect to offer, from time to time, stock purchase contracts, representing contracts obligating or entitling holders to purchase from us, and obligating or entitling us to sell to holders, a specific or varying number of shares of common stock or preferred stock, or other securities, property or assets, at a future date or dates. Alternatively, the stock purchase contracts may obligate or entitle us to purchase from holders, and obligate or entitle holders to sell to us, a specific or varying number of shares of common stock or preferred stock, or other securities, property or assets, at a future date or date. We may issue stock purchase contracts separately or as a part of stock purchase units.

The description of our stock purchase contracts and stock purchase units in this prospectus is a summary. When we offer to sell a series of stock purchase contracts or stock purchase units, we will summarize in a prospectus supplement the particular terms of such series of stock purchase contracts or stock purchase units, as the case may be, that we believe will be the most important to your decision to invest in such series. As the terms of such series of stock purchase contracts or stock purchase units, as the case may be, may differ from the summary in this prospectus, the summary in this prospectus is subject to and qualified by reference to the summary in such prospectus supplement, and you should rely on the summary in such prospectus supplement instead of the summary in this prospectus if the summary in such prospectus supplement is different from the summary in this prospectus. You should keep in mind, however, that it is the stock purchase contract or stock purchase unit, as the case may be, and, if applicable, any related collateral arrangements and depositary arrangements, and not the summaries in this prospectus or such prospectus supplement, which define your rights as a holder of such series of stock purchase contracts or stock purchase units, as the case may be. There may be other provisions in the stock purchase contract or stock purchase unit, and the related collateral arrangements and depositary arrangements, if any, that are also important to you. You should carefully read these documents for a full description of the terms of the stock purchase contracts and stock purchase units. Forms of these documents will be filed with the SEC as exhibits to a report on Form 8-K or by a post-effective amendment to the registration statement that includes this prospectus. See “Where You Can Find More Information” for information on how to obtain copies of these documents.

The price per share of preferred stock or common stock or the price of any other securities, property or assets, as the case may be, subject to any stock purchase contracts may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula described in the stock purchase contracts. The stock purchase units are expected to consist of the following:

•	a stock purchase contract and, if specified in the applicable prospectus supplement, warrants or debt securities; and

•	one or more of the following, each of which secures the holders’ obligations to purchase or sell the preferred stock, common stock or other securities, property or assets under the stock purchase contracts:

•	debt securities or undivided beneficial ownership interests in debt securities;

•	depositary shares representing fractional interests in debt securities or shares of preferred stock; or

•	debt obligations or securities of third parties, including U.S. Treasury securities.

The stock purchase contracts may require us to make periodic payments to holders of the stock purchase units, or may require the holders of the stock purchase units to make periodic payments to us. Any such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations under the stock purchase contract in a specified manner. Alternatively, stock purchase contracts may require holders of the stock purchase contracts to satisfy their obligations thereunder when the stock purchase contracts are issued. Our obligations to settle such pre-paid stock purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid stock purchase contracts may be issued under the indenture. For a summary of the terms of the indenture, see “Description of Debt Securities.”

Guarantee of American

American may guarantee unconditionally our obligations under the stock purchase contracts or stock purchase units and, if applicable, any related collateral arrangements and depositary or other arrangements, as described in the applicable prospectus supplement. If American guarantees these obligations, we will tell you in the applicable prospectus supplement and describe the terms of the guarantee in such prospectus supplement. Unless we tell you otherwise in the applicable prospectus supplement, such guarantee will be enforceable without any need to first enforce the stock purchase contracts or stock purchase units, as the case may be, against AMR, and will be an unsecured obligation of American.

PLAN OF DISTRIBUTION

We may sell securities from time to time in one or more transactions separately or as units with other securities. We may sell the securities of or within any series to or through agents, underwriters, dealers, remarketing firms or other third parties or directly to one or more purchasers or through a combination of any of these methods. We may issue securities as a dividend or distribution. In some cases, we or dealers acting with us or on our behalf may also purchase securities and reoffer them to the public. We may also offer and sell, or agree to deliver, securities pursuant to, or in connection with, any option agreement or other contractual arrangement.

Each time we offer and sell securities covered by this prospectus, we will provide a prospectus supplement or supplements that will describe the method of distribution and set forth the terms of the offering, including:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	the public offering price of the securities and the proceeds to us;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any underwriting discounts or commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	terms and conditions of the offering;

•	any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

Agents

We may use agents to sell securities. We will name any agent involved in offering or selling securities, and disclose any commissions that we will pay to the agent, in the applicable prospectus supplement. Unless we tell you otherwise in the applicable prospectus supplement, the agents will agree to use their reasonable best efforts to solicit purchases for the period of their appointment. Our agents may be deemed to be underwriters under the Securities Act of any of the securities that they offer or sell.

Underwriters

We may sell securities to underwriters. If we use underwriters, the underwriters will acquire the securities for their own account, including without limitation through underwriting, purchase, security lending, repurchase or other agreements with us. Unless we tell you otherwise in the applicable prospectus supplement, the underwriters may resell those securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless the applicable prospectus supplement states otherwise, the obligations of the underwriters to purchase any series of securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all of the securities if any are purchased. The underwriters may change any initial public offering price and any discounts or concessions they give to dealers.

Dealers

We may use a dealer to sell the securities. If we use a dealer, we, as principal, will sell the securities to the dealer who will then sell the securities to the public at varying prices that the dealer will determine at the time it sells our securities.

Direct Sales

We may solicit directly offers to purchase the securities, and we may sell securities directly to purchasers without the involvement of agents, underwriters or dealers. We will describe the terms of our direct sale in the applicable prospectus supplement.

Other Means of Distribution

Securities may also be offered and sold, if we so indicate in the applicable prospectus supplement, by one or more firms (“remarketing firms”) acting as principals for their own accounts or as our agents in connection with a remarketing of such securities following their purchase or redemption or otherwise. Remarketing firms may be deemed to be underwriters under the Securities Act in connection with the securities they remarket.

We may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4).

We may authorize our agents, dealers and underwriters to solicit offers by certain institutions to purchase the securities at the public offering price under delayed delivery contracts. If we use delayed delivery contracts, we will disclose that we are using them in the applicable prospectus supplement and will tell you when we will demand payment and delivery of the securities under the delayed delivery contracts. These delayed delivery contracts will be subject only to the conditions that we describe in the prospectus supplement.

With or without the involvement of agents, underwriters, dealers, remarketing firms or other third parties, we may utilize the Internet or other electronic bidding or ordering systems for the pricing and allocation of securities. Such a system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us. The use of such a system may affect the price or other terms at which such securities are sold. The final offering price at which securities would be sold, and the allocation of securities among bidders, would be based in whole or in part on the results of the bidding process or auction. Many variations of the Internet auction or pricing and allocating systems are likely to be developed in the future, and we may utilize such systems in connection with the sale of securities. We will describe in the applicable prospectus supplement how any auction or bidding process will be conducted to determine the price or any other terms of the securities, how potential investors may participate in the process and, where applicable, the nature of the obligations of any agent, underwriter, dealer or remarketing firm with respect to the auction or ordering system.

Derivative Transactions and Hedging

We may enter into derivative or other hedging transactions involving the securities with third parties, or sell securities not covered by the prospectus to third parties in privately-negotiated transactions. If we so indicate in the applicable prospectus supplement, in connection with those derivative transactions, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions, or may lend securities in order to facilitate short sale transactions by others. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivative or hedging transactions to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment to the registration statement of which this prospectus is a part).

We may effect sales of securities in connection with forward sale, option or other types of agreements with third parties. Any distribution of securities pursuant to any forward sale agreement may be effected from time to time in one or more transactions that may take place through a stock exchange, including block trades or ordinary broker’s transactions, or through broker-dealers acting either as principal or agent, or through privately-negotiated transactions, or through an underwritten public offering, or through a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated or fixed prices.

We may loan or pledge securities to third parties that in turn may sell the securities using this prospectus and the applicable prospectus supplement or, if we default in the case of a pledge, may offer and sell the securities from time to time using this prospectus and the applicable prospectus supplement. Such third parties may transfer their short positions to investors in our securities or in connection with a concurrent offering of other securities offered by this prospectus and the applicable prospectus supplement or otherwise.

General Information

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. This short sales position may involve either “covered” short sales or “naked” short sales. Covered short sales are short sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional securities in an offering. The underwriters may close out any covered short position either by exercising their over-allotment option or by purchasing securities in the open market. To determine how they will close the covered short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market, as compared to the price at which they may purchase securities through the over-allotment option. Naked short sales are short sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price of the securities that could adversely affect investors who purchase securities in an offering. Stabilizing transactions permit bids to purchase the underlying security for the purpose of fixing the price of the security so long as the stabilizing bids do not exceed a specified maximum. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions.

Similar to other purchase transactions, an underwriter’s purchase to cover syndicate short sales or to stabilize the market price of the securities may have the effect of raising or maintaining the market price of the securities or preventing or mitigating a decline in the market price of the securities. As a result, the price of the securities may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of the securities if it discourages resales of the securities.

Unless the applicable prospectus supplement states otherwise, each series of securities will be a new issue of securities and will have no established trading market, other than our common stock which is listed on the New York Stock Exchange as of the date of this prospectus. We may elect to list any other series of securities on any exchange or market, but we are not obligated to do so. Any underwriters to whom the securities are sold for a public offering may make a market in those securities. However, those underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of, or the trading market for, any of the securities.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, agency fees, or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement; however, we anticipate that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

If more than 10% of the net proceeds of any offering of securities made under this prospectus will be received by FINRA members participating in the offering or affiliates or associated persons of such FINRA members, the offering will be conducted in accordance with FINRA Rule 5110(h).

Any underwriters, agents, dealers or remarketing firms will be identified and their compensation described in a prospectus supplement.

We may have agreements with any underwriters, dealers, agents and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments they may be required to make.

Any underwriters, dealers, agents, remarketing firms and third parties may be customers of, engage in transactions with, or perform services for, AMR, American or our affiliates in the ordinary course of their business.

VALIDITY OF SECURITIES

Unless we tell you otherwise in the applicable prospectus supplement, the validity of the securities offered hereby will be passed upon for AMR and, if applicable, American by their General Counsel and for any agents, underwriters or dealers by Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022 or other counsel that we may name in the applicable prospectus supplement. Shearman & Sterling LLP from time to time represents American and AMR with respect to certain matters.

EXPERTS

The consolidated financial statements of AMR appearing in AMR’s Current Report (Form 8-K) dated April 21, 2009 for the year ended December 31, 2008 (including schedule appearing therein), and the consolidated financial statements of American appearing in American’s Annual Report (Form 10-K) for the year ended December 31, 2008 (including schedule appearing therein) have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

30,000,000 Shares

AMR Corporation

Common Stock

PRELIMINARY PROSPECTUS SUPPLEMENT

          , 2009

Citi
Morgan Stanley
UBS Investment Bank